Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

by and among

GREEN BANCORP, INC.

and

REDSTONE BANK, NATIONAL ASSOCIATION

Dated as of June 28, 2006

(continued)

(continued)

(continued)

EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Bank Employment Agreement
Exhibit C	Form of Merger Sub Joinder
Exhibit D	Parent Option Plan
Exhibit E	Form of Parent Employment Agreement

SCHEDULES

Bank:

Schedule 3.1	Organizational Documents
Schedule 3.2	Capitalization
Schedule 3.4(a)	Financial Statements
Schedule 3.4(b)	Liabilities
Schedule 3.5	Real Property
Schedule 3.7	Litigation
Schedule 3.8	Taxes
Schedule 3.9	Contracts
Schedule 3.10	Fidelity Bonds
Schedule 3.11	No Conflicts
Schedule 3.13	Conduct
Schedule 3.14	Certain Loans
Schedule 3.16(a)	Employee Benefit Plans
Schedule 3.16(d)	Multiple Employer Plan
Schedule 3.16(f)	Transaction-Triggered Benefits
Schedule 3.21	Shareholder List
Schedule 3.23	Deposit Summary
Schedule 3.24	Brokers and Finders
Schedule 3.25	Transactions with Affiliates

Parent and Merger Sub:

Schedule 4.1	Organizational Documents
Schedule 4.2	No Business
Schedule 4.3(a)	Capitalization
Schedule 4.5(a)	Financial Statements
Schedule 4.5(b)	Liabilities
Schedule 4.6	Real Property
Schedule 4.9	Fidelity Bonds
Schedule 4.10	Conduct
Schedule 4.12	No Conflicts
Schedule 4.13	Compliance with Laws
Schedule 4.14	Contracts
Schedule 4.16(a)	Employee Benefit Plans
Schedule 4.16(f)	Transaction-Triggered Benefits

v

Schedule 4.21	Brokers and Finders
Schedule 4.22	Transactions with Affiliates

Additional Schedules

Schedule 2.3(d)	Hypothetical Calculation of Merger Consideration
Schedule 5.4(b)	Options and Purchase Rights
Schedule 5.13	Continuing Key Employees
Schedule 5.14	Persons Who May Execute Employment Agreements
Schedule 6.4(b)	Options and Purchase Rights; Capital Expenditures

INDEX OF DEFINED TERMS

Section
Accounting Firm	8.3
Acquisition Transaction	5.5
Adjusted Bank Stock Purchase Price Per Share of Bank Stock	2.3(d)
Adjusted Bank Common Equity	2.3(d)
Agreement	Preamble
Annual Financial Statements	3.4(a)
Applicable Banking Authorities	12.15(a)
Bank	Preamble
Bank Applications	6.2
Bank Contracts	3.9
Bank Employee Plan	3.16(a)
Bank Financial Statements	3.4(a)
Bank Nominees	10.1
Bank Option Plan	2.6(a)
Bank Real Property	3.5
Bank Shareholder Meeting	5.1
Bank Stock	Intro
Bank Stock Option	2.6(c)
Bank Stock Purchase Price	2.3(d)
BIF	3.1(a)
BOLI	3.9
Call Reports	3.4(a)
Cash Consideration	2.3(a)
Cash Electing Shareholders	2.3(b)
Cash Out Premium	2.3(d)
Cash Out Price	2.3(d)
Certificates	2.5
Closing	2.1
Closing Date	2.1
Code	2.8
Controlled Group Liability	3.16(e)
Deposit Summary	3.23
Dissenting Share	2.4
Effective Time	2.2
Electing Shareholder	2.3(a)
Environmental Laws	3.6
ERISA	3.16(a)
ERISA Affiliates	3.16(f)
Exchange Act	3.18
Exchange Fund	2.5(a)
Exchange Ratio	2.3(d)
FDIC	3.1(a)

GAAP	3.4(a)
Governmental Authority	12.15(b)
Hazardous Materials	3.6
Indemnified Party	5.9(b)
Interim Financial Statements	3.4(a)
IRS	3.8(d)
Joinder	6.1
Joinder Date	Art. IV preamble
Knowledge	12.15(c)
Letter of Transmittal	2.5
Loan Schedule	3.17
Loans	3.17
Material Adverse Effect	12.15(d)
Merger	Intro
Merger Consideration	2.3(a)
Merger Sub	Preamble
Merger Sub Stock	4.3(c)
Multiemployer Plans	3.16(c)
NBA	Intro
OCC	3.1(a)
Parent	Preamble
Parent Applications	5.2(b)
Parent Board	10.1
Parent Contracts	4.9
Parent Employee Plan	4.14
Parent Option Plan	6.14(b)
Parent Stock	4.3
Parent Tangible Book Value Per Share of Parent Stock	2.3(d)
Parent Tangible Common Equity	2.3(d)
Per Share Cash Consideration	2.3(d)
Person	12.15(e)
Proxy Statement	6.2
SEC	3.18
Shareholder’s Equity	8.3
Shareholder Representative	12.15(f)
Smaller Shareholders	12.15(g)
Stock Consideration	2.3(a)
Surviving Bank	1.1
Taxes	3.8(c)
Tax Return	3.8(c)
Voting Agreement	2.3(b)

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (“Agreement”), dated as of June 28, 2006, is by and among Green Bancorp, Inc., a Texas corporation (“Parent”), and Redstone Bank, National Association, a national banking association (the “Bank”).

WHEREAS, Parent and the Bank believe that the consummation of the transactions contemplated herein in the manner provided hereby, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and amendments hereto is desirable and in the best interests of their respective institutions and shareholders.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and the payments and other good and valuable consideration herein provided for, the receipt and sufficiency of which is hereby acknowledged, the parties agree as set forth below:

INTRODUCTION

The Bank is a national banking association chartered under the National Bank Act (12 U.S.C. § 215) of the United States (the “NBA”). Parent is a Texas corporation that intends to become registered as a bank holding company under the Bank Holding Company Act of 1976, as amended, as a result of the transactions contemplated by this Agreement. Solely for the purposes of the transactions contemplated by this Agreement, Parent intends to form an interim national bank that will be a wholly owned bank subsidiary of Parent (“Merger Sub”). This Agreement provides for the acquisition by Parent of all of the issued and outstanding common stock, par value $1.50 per share, of the Bank (the “Bank Stock”), through the merger of the Bank with and into Merger Sub, with Merger Sub surviving (the “Merger”).

ARTICLE I
THE MERGER

Section 1.1                                    The Merger. Subject to the terms and conditions of this Agreement and in accordance with applicable law, at the Effective Time the Bank shall be merged with and into Merger Sub and the separate existence of the Bank shall cease. Merger Sub shall be the Surviving Bank in the Merger and shall continue its existence as a national banking association (Merger Sub after the Merger is referred to herein as both the “Surviving Bank” and “Merger Sub,” as the context requires).

Section 1.2                                    Articles of Association, Bylaws and Facilities of the Surviving Bank. At the Effective Time and until thereafter amended in accordance with applicable law, the Articles of Association of Merger Sub as in effect at the Effective Time shall be the Articles of Association of the Surviving Bank. Until altered, amended or repealed as therein provided and in the Articles of Association of the Surviving Bank, the Bylaws of the Merger Sub as in effect at the Effective Time shall be the Bylaws of the Surviving Bank. Unless and until changed by the Board of Directors of the Surviving Bank, the main office of the Merger Sub shall be the main office of the Surviving Bank as of the Effective Time.

Section 1.3                                    Effect of the Merger. The Merger shall have the effects set forth in Section 215 of the NBA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Bank and Merger Sub shall vest in the Surviving Bank. At the Effective Time of the Merger, the Surviving Bank shall be liable for all liabilities of Merger Sub and the Bank. All deposits, debts, liabilities, obligations and contracts of Merger Sub and the Bank, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of Merger Sub or the Bank, as the case may be, shall be those of the Surviving Bank and shall not be released or impaired as a result of the Merger. All rights of creditors and other obligees and all liens on property of either Merger Sub or the Bank shall be preserved unimpaired subsequent to the Merger.

ARTICLE II
CLOSING; EFFECTIVE TIME; MERGER CONSIDERATION

Section 2.1                                    Closing.

(a)                                 Subject to the other provisions of this Agreement, the closing of the Merger (the “Closing”) will take place (“Closing Date”) not later than the third business day after the latest of the following dates:

(i)                                the receipt of the approval of the shareholders of the Bank required by the NBA and any other applicable law;

(ii)                             the receipt of the last approval from any requisite regulatory or supervisory authority, including, without limitation, any Applicable Banking Authority, and the expiration of any statutory or regulatory waiting period that is necessary to effect the Merger; and

(iii)                          the satisfaction or waiver of the conditions set forth in Articles VIII and IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions).

(b)                                 The Closing shall take place at the offices of Locke Liddell & Sapp LLP at 600 Travis, 3400 JPMorgan Chase Tower, Houston, Texas 77002 at 10:00 am, Houston, Texas time, or at such other place and time as the parties hereto may mutually agree.

At the Closing, the parties will exchange the certificates and other documents provided for under this Agreement in order to effect the Merger. If no condition to Closing then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate to effect the Merger contemplated by this Agreement.

Section 2.2                                    Effective Time of the Merger. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of the requisite approval of the shareholders of the Bank required by the NBA and the regulatory approvals (or waivers thereof) of the Applicable Banking Authorities whose approval must be received in order to consummate the Merger, the “Effective Time” of the Merger shall be the date and time when the Merger becomes effective. The Closing shall occur on the same day as the Effective Time.

Section 2.3                               Merger Consideration.

(a)                       At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of Bank Stock issued and outstanding immediately prior to the Effective Time, other than (i) Dissenting Shares and (ii) shares held by Cash Electing Shareholders, shall be converted into and exchanged for the right to receive the number of shares of Parent Stock (the “Stock Consideration”) determined pursuant to the “Exchange Ratio” described in Section 2.3(d) below. The Stock Consideration, together with the cash payable to Cash Electing Shareholders as provided herein (the “Cash Consideration”), is referred to herein as the “Merger Consideration”. Immediately after the Effective Time, all shares of Bank Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any Bank Stock shall thereafter solely represent the right to receive the applicable Merger Consideration. Notwithstanding anything else in this Section 2.3 to the contrary, each share of Bank Stock held by the Bank in treasury will be canceled and no Merger Consideration or other consideration will be paid or exchanged therefor.

(b)                       At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, all shares of Bank Stock held by each Smaller Shareholder shall be converted into the right to receive either, as elected in the sole discretion of each such Smaller Shareholder (such election to be made in writing and delivered to the Bank at least five (5) business days before the Closing), (i) cash in an amount equal to the Per Share Cash Consideration multiplied by the number of shares of Bank Stock held by such Smaller Shareholder (each Smaller Shareholder that elects to receive cash being referred to herein as a “Cash Electing Shareholder”) or (ii) the right to receive shares of Parent Stock, the number of which shall be determined by multiplying the number of shares of Bank Stock held by a Smaller Shareholder as of the Effective Time by the Exchange Ratio; provided, that if the Bank does not receive a written election from a Smaller Shareholder in accordance with the provisions of this Agreement, such Smaller Shareholder shall be deemed to have elected to receive cash in exchange for such Smaller Shareholder’s shares of Bank Stock. Notwithstanding anything to the contrary in this Section 2.3(b), a Smaller Shareholder shall not have the right to elect to receive (or be deemed to have elected to receive) Cash Consideration if, after giving effect to such election or deemed election (and all other elections or deemed elections made prior to such Smaller Shareholder’s election or deemed election), the aggregate number of shares of Bank Stock held by Cash Electing Shareholders would equal or exceed 1,100,000 shares, and all shares of Bank Stock held by any such Smaller Shareholder shall be converted into and exchanged solely for Stock Consideration. Each Smaller Shareholder who elects or is deemed to elect to receive Parent Stock in exchange for such Smaller Shareholder’s shares of Bank Stock will be required, as a condition to receiving such consideration, to agree to be bound by the terms of a voting agreement, substantially in the form attached hereto as Exhibit A (a “Voting Agreement”), with respect to all shares of Parent Stock received as Merger Consideration.

(c)                        In the event Parent changes (or establishes a record date for changing) the number or kind of shares of Parent Stock outstanding before the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding Parent Stock and the record date therefor shall be prior to the Effective Time, appropriate and proportional adjustments will be made to either (i) the number of shares of Parent Stock that may be issued for each share of Bank Stock in accordance with Section 2.3(a) or (ii) the Exchange Ratio in the event Parent changes (or establishes a record date for changing) the number of shares of Parent Stock issued and outstanding after the Exchange Ratio has been established and before the Effective Time.

(d)                                 For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i)                                     “Adjusted Bank Stock Purchase Price Per Share of Bank Stock” means an amount equal to the quotient of (A) the Bank Stock Purchase Price divided by (B) (1) the total number of shares of Bank Stock issued and outstanding as of the Effective Time minus (2) the total number of shares of Bank Stock held by Cash Electing Shareholders as of the Effective Time.

(ii)                                  “Adjusted Bank Tangible Common Equity” means the equity of the Bank attributable to shares of Bank Stock as of the Effective Time (which shall include interim earnings), less any intangible assets of the Bank, in each case as determined in accordance with GAAP, except that the following expenses and costs, whether paid on or before or accrued as of the Effective Time, will not be deducted (and therefore will not affect the calculation of Adjusted Bank Tangible Common Equity) for purposes hereof: (A) the payments made pursuant to Section 5.9; (B) any premiums or other amounts paid or payable with respect to the insurance policy contemplated by Section 5.6, not to exceed an amount equal to 200% of the Bank’s current annual premium for its Directors & Officers Insurance Policy; (C) retention or similar bonuses paid, accrued or required to be accrued by the Bank as of the Effective Time; and (D) the payments made pursuant to Section 5.13(b).

(iii)                               “Bank Stock Purchase Price” means the product of (A) 1.25 multiplied by (B) the sum of (1) the Adjusted Bank Tangible Common Equity, minus (2) the Cash Out Price and plus (3) the product of (x) the Cash Out Premium multiplied by (y) 0.5.

(iv)                              “Cash Out Premium” means an amount equal to the remainder of (A) the Cash Out Price minus (B) (1) the quotient of (x) the Adjusted Bank Tangible Common Equity divided by (y) the total number of shares of Bank Stock issued and outstanding as of the Effective Time, multiplied by (2) the number of shares of Bank Stock held by Cash Electing Shareholders as of the Effective Time.

(v)                                 “Cash Out Price” means an amount equal to the product of the Per Share Cash Consideration multiplied by the number of shares of Bank Stock held by Cash Electing Shareholders as of the Effective Time.

(vi)                              “Exchange Ratio” means the ratio derived by dividing the Adjusted Bank Stock Purchase Price Per Share of Bank Stock by the Parent Tangible Book Value Per Share of Parent Stock.

(vii)                           “Parent Tangible Book Value Per Share of Parent Stock” means an amount equal to the quotient of Parent Tangible Common Equity divided by the total number of shares of Parent Stock issued and outstanding as of the Effective Time.

(viii)                        “Parent Tangible Common Equity” means the equity of Parent attributable to the Parent Stock as of the Effective Time, less any intangible assets of Parent, in each case as determined in accordance with GAAP, except that the following expenses and costs, whether paid on or before or accrued as of the Effective Time, will not be deducted (and therefore will not affect the calculation of Parent Tangible Common Equity) for purposes hereof: organizational costs and expenses up to and including but not to exceed $500,000, which costs and expenses include entity formation costs and expenses, legal fees and expenses, due diligence costs and expenses and the transaction costs and expenses of any financing source, to the extent reimbursed by Parent, and other costs, fees and expenses incurred by Parent prior to the Effective Time, but in no event shall any transaction or underwriting fees paid to any placement agent, investment banker, financing source or any other Person be included in organizational costs and expenses. It is expressly understood and agreed that any organizational costs, fees or other expenses exceeding $500,000 will reduce Parent Tangible Common Equity without regard to the requirement of GAAP.

(ix)                              “Per Share Cash Consideration” means an amount equal to the product of (A) the quotient of (1) Adjusted Bank Tangible Common Equity divided by (2) the total number of shares of Bank Stock issued and outstanding as of the Effective Time multiplied by (B) 1.5.

Attached hereto as Schedule 2.3(d) is a hypothetical calculation, for illustration only, of the Merger Consideration.

Section 2.4                                    Dissenting Shares. Each share of Bank Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of the Merger and who has delivered a written demand for payment of the fair value of such shares within the time required, and who has properly perfected such holder’s dissenter’s rights of appraisal by following the exact procedure required, by the NBA, is referred to herein as a “Dissenting Share.” Each Dissenting Share owned by each holder thereof who has not exchanged such holder’s certificates representing shares of Bank Stock for the Merger Consideration or otherwise has not effectively withdrawn or lost such holder’s dissenter’s rights shall not be converted into or represent the right to receive the Merger Consideration pursuant to this Article II and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the NBA. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by such holder in accordance with the applicable provisions of the NBA, provided such holder complies with the procedures contemplated by and set forth in the applicable provisions of the NBA. If any holder of any Dissenting Shares shall effectively withdraw or lose such holder’s dissenter’s rights under the applicable provisions of the NBA, each such Dissenting Share shall be converted into the right to receive the Merger Consideration in accordance with the provisions of this Article II.

Section 2.5                               Delivery of Merger Consideration.

(a)                                 Immediately prior to the Closing, Parent shall make available for immediate use (i) certificates representing shares of Parent Stock and (ii) cash in an aggregate amount sufficient to make the appropriate cash payments (A) of the Cash Consideration and (B) to holders of Dissenting Shares pursuant to Section 2.4 hereof, if any (such certificates and cash being referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose except as provided in this Agreement.

(b)                                 As soon as practicable after the Effective Time, Parent shall mail to each record holder of an outstanding certificate or certificates that as of the Effective Time represented shares of Bank Stock (the “Certificates”) a letter of transmittal a “Letter of Transmittal”) that will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to Parent and contain instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to Parent of a Certificate, together with such duly executed Letter of Transmittal (and, if applicable, a duly executed Voting Agreement), the holder of such Certificate shall be entitled to receive in exchange therefor the amount of Cash Consideration or number of shares of Parent Stock provided in Section 2.3 hereof, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued with respect to the shares of Parent Stock or Cash Consideration payable upon surrender of the Certificates. Until surrendered in accordance with the provisions of this Section 2.5, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes only the right to receive the Merger Consideration without any interest thereon.

(c)                                  No dividends or other distributions declared after the Effective Time with respect to shares of Parent Stock and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate to Parent in accordance with this Section 2.5. After the surrender of a Certificate in accordance with this Section 2.5, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, that had become payable after the Effective Time with respect to the shares of Parent Stock represented by such Certificate.

(d)                                 After the Effective Time, the stock transfer ledger of the Bank shall be closed and there shall be no transfers on the stock transfer books of the Bank of the shares of Bank Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Parent, they shall be promptly exchanged as provided in this Section 2.5.

(e)                                  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of the Bank for six months after Parent mails the Letter of Transmittal pursuant to Section 2.5 shall be retained by Parent, and any shareholders of the Bank who have not theretofore complied with the exchange procedures in this Article II shall look to Parent only for the payment of any Merger Consideration in respect of such shares.

(f)                                   If any certificate representing shares of Parent Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Parent) for transfer, and that the Person requesting such exchange shall pay to Parent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of Parent that such tax has been paid or is not payable.

(g)                                  None of Parent, the Bank or any other Person shall be liable to any former holder of shares of Bank Stock for any Parent Stock (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)                                 In the event any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the delivery of a customary and reasonable indemnity agreement against any claim that may be made against Parent with respect to such Certificate, Parent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

Section 2.6                               Outstanding Options.

(a)                                 At the Effective Time, each option to acquire shares of Bank Stock that is outstanding and unexercised immediately prior thereto (each a “Bank Stock Option”) pursuant to the Redstone Bank 2004 Stock Option Plan (“Bank Option Plan”) shall, pursuant to and in accordance with the terms of the Bank Option Plan and the terms of the applicable option agreement, automatically become vested and shall, subject to any adjustment required by Section 2.3 hereof, be converted (automatically and without any action on the part of the holder thereof) into an option (the “Adjusted Option”) to purchase, on the same terms and conditions as applied to such Bank Option immediately prior to the Effective Time (but giving effect to any accelerated vesting triggered by the consummation of the Merger), the number of shares of Parent Stock equal to the number of shares of Bank Stock subject to the Bank Stock Option multiplied by the Exchange Ratio, at an exercise price per share of Bank Stock (rounded up to the nearest whole cent) equal to the exercise price for each such share of Bank Stock subject to such Bank Stock Option immediately prior to the Effective Time divided by the Exchange Ratio.

(b)                                 As of the Effective Time, Parent will assume the obligations and succeed to the rights of the Bank under the Bank Option Plan with respect to the Adjusted Options. Parent and the Bank agree that the Bank Option Plan shall be amended, effective as of the Effective Time, (i) if and to the extent necessary and practicable, to reflect the transactions contemplated by this Agreement, including, without limitation, the conversion of Bank Stock Options into Adjusted Options and the substitution of Parent for the Bank thereunder to the extent appropriate to effectuate the assumption of the Bank Option Plan by Parent, and (ii) to preclude any automatic or formulaic grant of options, restricted shares or other awards thereunder on or after the Effective Time. From and after the Effective Time, all references to the Bank (other than any references relating to a “change in control” of the Bank) in the Bank Option Plan and in each agreement evidencing any award of Bank Stock Options shall be deemed to refer to Parent unless Parent determines otherwise. Parent will amend the Bank Option Plan so that no additional options may be issued under the Bank Option Plan after the Effective Time.

Section 2.7                                    Ratification by Shareholders. Subject to Section 5.1, this Agreement shall be submitted to the shareholders of the Bank in accordance with applicable provisions of law and the Articles of Association and Bylaws of the Bank. The Bank and Parent shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including, without limitation, the prompt preparation and submission of all necessary filings, requests for waivers and certificates with the Applicable Banking Authorities.

Section 2.8                                    Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a nontaxable reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

Section 2.9                                    Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Parent shall be entitled to deduct and withhold from the Merger Consideration such amounts as it is required to deduct and withhold under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that such amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to shareholders of the Bank.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BANK

The Bank represents and warrants to Parent as follows:

Section 3.1                                    Organization.

(a)                                 The Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. The Bank is duly authorized to conduct a general banking business, including, without limitation, all authorized deposit functions of national banks as well as commercial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the Office of the Comptroller of the Currency (the “OCC”) and the Federal Deposit Insurance Corporation (“FDIC”). The Bank is an “insured depositary institution” as defined in the Federal Deposit Insurance Act. The deposit accounts of the Bank are insured by the FDIC through the Bank Insurance Fund (“BIF”) to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by the Bank. The Bank does not have “trust powers” and has not and does not conduct any trust activities.

(b)                                 The Bank has no subsidiaries. The Bank is not a general partner or owner of an equity, limited liability company membership or similar interest in any joint venture, general partnership, limited partnership, limited liability company, trust or other non-corporate entity. The Bank has no Knowledge of any arrangement pursuant to which the stock or other limited liability company membership or other equity interests of any corporation, joint venture, general partnership, limited partnership, limited liability company, trust or other non-corporate entity is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of the Bank.

(c)                                  True and complete copies of the Articles of Association and Bylaws of the Bank, as amended to date, are included in Schedule 3.1 to this Agreement.

Section 3.2                                    Capitalization. The authorized capital stock of the Bank consists of 10,000,000 shares, of which 9,500,000 shares are Bank Stock and 500,000 shares, par value $1.50 per share, are preferred stock, of which 6,613,507.096 shares of Bank Stock are issued and outstanding and no shares of preferred stock are outstanding. No shares of capital stock of the Bank are held in the treasury of the Bank. All of the issued and outstanding shares of Bank Stock are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of the preemptive rights of any Person or in violation of any applicable federal or state securities laws. Except as set forth on Schedule 3.2, there are no existing options, warrants, calls, convertible securities or commitments of any kind obligating the Bank to issue any authorized and unissued Bank Stock, nor does the Bank have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock. There are no stock appreciation or similar rights to receive cash payment in respect or in lieu of options to purchase shares of Bank Stock or otherwise. Except as disclosed on Schedule 3.2, to the actual knowledge (without inquiry) of the Bank there are no voting trusts, voting agreements, buy-sell agreements or other agreements or arrangements affecting the Bank Stock.

Section 3.3                                    Approvals; Authority. The Bank has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Bank and, other than the approval of this Agreement by the holders of at least two-thirds of the Bank Stock as required by applicable law, no further corporate proceedings of the Bank are needed to execute and deliver this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Bank and each is a legal, valid and binding agreement of the Bank enforceable against the Bank in accordance with its terms, subject to the effect of insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles. At the Closing, all other agreements, documents and instruments to be executed and delivered by the Bank that are referred to herein or contemplated hereby will have been duly executed and delivered by the Bank and will constitute the legal, valid and binding obligation of the Bank, enforceable against the Bank in accordance with their respective terms and conditions, subject to the effect of insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and by general equitable principles.

Section 3.4                               Financial Statements.

(a)                            Schedule 3.4(a) contains true and complete copies of the Bank’s (i) audited statements of financial condition and related statements of income, changes in shareholders’ equity and cash flows, as of and for the years ended December 31, 2005 and 2004, accompanied by the report thereon of Harper & Pearson Company, P.C. (the “Annual Financial Statements”), and (ii) unaudited statement of financial condition and related statement of income as of March 31, 2006 (the “Interim Financial Statements”). The Bank has also made available to Parent true and complete copies of all Consolidated Reports of Condition and Income filed by the Bank with bank regulatory authorities as of and for each period during the three years ended December 31, 2005 (the “Call Reports”). The Annual Financial Statements, Interim Financial Statements and Call Reports are collectively referred to herein as the “Bank Financial Statements”. The Annual Financial Statements fairly present the financial position of the Bank and the results of its operations at the dates and for the periods indicated therein in conformity with United States generally accepted accounting principles (“GAAP”) applied consistently during the periods covered thereby. The Interim Financial Statements fairly present the financial position of the Bank and the results of its operations at the dates and for the periods indicated in conformity with GAAP consistently applied during the periods covered thereby, except that the Interim Financial Statements are subject to normal year-end adjustments required by GAAP. As of their respective dates, the Call Reports complied with the rules and regulations of Applicable Banking Authorities and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                            Except as set forth on Schedule 3.4(b), as of the dates of the Bank Financial Statements and as of the date of this Agreement, the Bank did not have any material liabilities, fixed or contingent, that are not fully reflected or provided for in the Bank Financial Statements or otherwise disclosed in this Agreement.

(c)                             Since December 31, 2005, (i) the business of the Bank has been conducted only in the ordinary course, consistent with prior practices, and (ii) no event, condition or circumstance has occurred that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Bank.

Section 3.5                                    Real Property.

(a)                            Schedule 3.5 contains a true, correct and complete list of all real property owned or leased by the Bank (the “Bank Real Property”).

(b)                            Except as disclosed on Schedule 3.5, no lease with respect to any leased Bank Real Property and no deed with respect to any owned Bank Real Property contains any restrictive covenant that materially restricts the current use, transferability or value of such Bank Real Property. Each such lease is a legal, valid and binding obligation enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing material defaults by the Bank or, to the Knowledge of the Bank, the other party thereunder, and, to the Knowledge of the Bank, there are no allegations or assertions of such by any party under such agreement or any events that with notice lapse of time or the happening or occurrence of any other event would constitute a material default thereunder.

(c)                        To the Knowledge of the Bank, none of the buildings and structures located on any Bank Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Bank Real Property, except for those violations and encroachments that in the aggregate could not reasonably be expected to cause a Material Adverse Effect on the Bank. No condemnation proceeding is pending or, to the Bank’s Knowledge, threatened that would preclude or materially impair the use of any Bank Real Property in the manner in which it is currently being used.

(d)                       The Bank has good and marketable title to, or a valid and enforceable leasehold interest in, all Bank Real Property and all improvements thereon, and all personal and intangible properties reflected in the Bank’s unaudited statement of condition dated as of March 31, 2006 (as included in the Interim Financial Statements) or acquired subsequent thereto, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except (i) as noted in the Interim Financial Statements, (ii) statutory liens not yet delinquent, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held, (iv) all matters of record, including, without limitation, survey exceptions, reciprocal easement agreements and other encumbrances on title to real property, and all special exceptions included in title insurance policies or title opinions issued to the Bank, and (v) those assets and properties disposed of for fair market value in the ordinary course of business since the date of the Interim Financial Statements.

Section 3.6                                    Environmental Laws. To the Knowledge of the Bank, the Bank is and has been in compliance with all terms and conditions of all applicable Environmental Laws and permits thereunder except for such noncompliance as would not reasonably be expected to give rise, individually or in the aggregate, to a Material Adverse Effect on the Bank. The Bank has not directed, controlled or overseen, and has not sought to direct, control or oversee, the management of environmental matters of any borrower or any real estate in which the Bank holds or has held a security interest. No real property currently owned, leased or operated by the Bank is, or has been, an industrial site or a landfill during the tenure of the Bank or, to the Knowledge of the Bank, prior to such tenure. The Bank has made available to Parent true and complete copies of all environmental assessments, reports, studies and other similar documents or information in its possession or control relating to any real property owned, leased or operated by the Bank.

“Environmental Laws,” for purposes of this Agreement, includes, but is not limited to, any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law, in each case as amended to date, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to the environment, human health or safety, or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601, et seq. (“CERCLA”); the Hazardous Materials Transportation Act,

as amended, 49 U.S.C. §§ 1801, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§ 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et seq.; the Clean Air Act, 42 U.S.C. §§ 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 3808, et seq.

“Hazardous Materials,” for purposes of this Agreement, includes, but is not limited to, (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (iii) any other chemical, material, waste or substance that is in any way regulated by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead.

Section 3.7                                    Litigation and Other Proceedings. Except as disclosed on Schedule 3.7, there are no legal or administrative proceedings or governmental inquiries or investigations of any kind or nature now pending or, to the Knowledge of the Bank, threatened by or before any court or administrative body in any manner against the Bank. The Bank does not have any Knowledge of any basis on which any governmental inquiry or investigation or material litigation or proceeding could be brought or that might question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. The Bank is not in default with respect to any outstanding judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 3.8                                    Taxes.

(a)                                 (i) All material Tax Returns required to be filed by or with respect to the Bank have been filed (except those under valid extension) and such Tax Returns are true, complete and correct in all material respects, (ii) all Taxes of the Bank have been paid or adequately provided for on the Bank Financial Statements, (iii) the Bank has not received written notice of any proceeding or audit against, or with respect to any Taxes of, the Bank that has not been finally resolved, (iv) there are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of the Bank, (v) the Bank has not been a party to any distribution occurring during the two-year period prior to the date of this Agreement, or that is otherwise part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code, in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, (vi) the Bank has not participated in a “reportable transaction” within the meaning of Treasury regulation section 1.6011-4(b), (vii) except as set forth on Schedule 3.8, the Bank is not a party to and is not bound by any Tax sharing, allocation or indemnification agreement or arrangement and (viii) the Bank has no liability for the Taxes of any Person under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law).

(b)                                 As of the date hereof, the Bank has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(c)                                  For purposes of this Agreement, “Tax” and “Taxes” shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. For purposes of this Agreement, “Tax Return” shall mean any return, report, claim for refund, information return or statement filed or required to be filed with any governmental authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

(d)                                 True and complete copies of the federal income tax returns of the Bank as filed with the Internal Revenue Service (the “IRS”) for each of the years ended December 31, 2004 and December 31, 2005 have been made available to Parent. True and complete copies of the Texas Franchise Tax returns of the Bank as filed with the State of Texas for the years ended December 31, 2003 and December 31, 2004 have been made available to Parent.

Section 3.9                                    Contracts. Except as otherwise noted in Schedule 3.9 hereto, the Bank is not a party to or bound by any (i) employment contract (including, without limitation, any collective bargaining contract or union agreement or agreement with an independent contractor); (ii) bonus, stock option, deferred compensation or profit-sharing, pension or retirement plan or other employee benefit arrangement; (iii) lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving annual payments in excess of $25,000; (iv) contract or commitment for capital expenditures in excess of $25,000 for any one project; (v) contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than 60 days from the date of this Agreement involving an annual expenditure in excess of $25,000; (vi) contract or option to purchase or sell any real property; (vii) contract or option to purchase or sell any personal property other than in the ordinary course of business or as otherwise expressly contemplated in this Agreement (including Section 5.11 hereof); (viii) [intentionally omitted]; (ix) agreement, contract or indenture related to the borrowing of money by the Bank; (x) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business; (xi) agreement with or extension of credit to any executive officer or director of the Bank or a holder of more than 10% of the Bank Stock, or any affiliate of such Person; (xii) agreement or arrangement with any executive officer, director, holder of 10% or more of the Bank Stock or affiliate of such Persons for the provision of services or lease of property; (xiii) agreement with any executive officer, director, holder of more than 10% of the Bank Stock or affiliate of such Person relating to Bank-owned life insurance (“BOLI”); or (xiv) contracts, other than the foregoing, involving more than $100,000 and not made in the ordinary course of business and not otherwise disclosed in this Agreement or in a schedule attached hereto (items (i) through (xiv) being collectively referred to as the “Bank Contracts”). The Bank has performed in all material respects all obligations required to be performed by it under each of the Bank

Contracts, and is not in default under, and, to the Knowledge of the Bank, no event has occurred that, with the lapse of time or action by a third party, is likely to result in a default under, the Bank Contracts or under any provision of the Articles of Association or Bylaws of the Bank.

Section 3.10                             Fidelity Bonds and Insurance. True and complete copies of all fidelity bonds and insurance policies (including any BOLI) owned or held by, or issued in favor of, the Bank (other than credit-life policies), have been made available to Parent and are listed on Schedule 3.10 to this Agreement. The risks, amounts and retention levels of such fidelity bonds and insurance policies are adequate for the business conducted by the Bank.

Section 3.11                             No Conflict with Other Instruments. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with or result in a breach of any provision of the Articles of Association or Bylaws of the Bank, (ii) subject to obtaining the approval of the holders of at least two-thirds of the Bank Stock and all regulatory approvals, violate any provision of, or constitute a default or require any consent or approval under, any law, or any order, writ, injunction or decree of any court or other governmental agency applicable to the Bank, or (iii) except as otherwise noted on Schedule 3.11 hereto, violate any provision of, or constitute a default or require any consent or approval under, any contract, agreement or instrument to which the Bank is a party or by which it is bound or constitute an event that, with the lapse of time or action by a third party, could result in a default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon the assets or properties of the Bank or upon the Bank Stock.

Section 3.12                             Compliance with Laws. The Bank is in compliance with all applicable federal, state and local laws, rules, regulations and orders, except where the failure thereof, individually or in the aggregate, would not have a Material Adverse Effect on the Bank. The Bank has timely filed all reports, notices, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with any Applicable Banking Authority having jurisdiction over it. Except for normal examinations conducted in the ordinary course of business, no Applicable Banking Authority has initiated any ongoing proceeding or, to the Knowledge of the Bank, any formal or informal inquiry or investigation relating to the Bank. There is no unresolved violation, criticism or exception by any Applicable Banking Authority with respect to any report or statement relating to any examinations of the Bank. The Bank is not a party to or is subject to any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Applicable Banking Authority. The Bank has not been advised in writing by any Applicable Banking Authority that such Applicable Banking Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such written order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission. There are no formal or informal investigations relating to any regulatory matters pending before any Applicable Banking Authority with respect to the Bank.

Section 3.13                             Conduct. Except as listed in Schedule 3.13 hereto, since January 1, 2006, the Bank has not (i) issued or sold any capital stock or corporate debt obligations; (ii) declared or set aside or paid any dividend or made any other distribution in respect of or, directly or indirectly, purchased, redeemed or otherwise acquired any shares of its capital stock; (iii)

incurred any material obligations or liabilities (fixed or contingent), except obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected any of its assets to a lien or encumbrance (other than in the ordinary course of business and other than statutory liens not yet delinquent); (iv) sold, exchanged or otherwise disposed of any of its capital assets other than in the ordinary course of business; (v) made any general or individual wage or salary increase (including increases in directors’ or consultants’ fees), paid any bonus or instituted any employee welfare, retirement or similar plan or arrangement, except periodic or merit raises, bonuses and allowances approved by the Bank executives or Board of Directors in the ordinary course of business; (vi) suffered any physical damage, destruction or casualty loss, whether or not covered by insurance, materially and adversely affecting its business, properties or assets; (vii) made any or acquiesced in any material change in accounting methods, principles or practices; (viii) entered into any contract, agreement or commitment that obligates the Bank for an amount in excess of $100,000 over the term of any such contract, agreement or commitment other than in the ordinary course of business; or (ix) entered or agreed to enter into any agreement or arrangement, other than this Agreement, granting any preferential rights to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights.

Section 3.14                             Reserve for Possible Loan Losses. The reserve for possible loan losses of the Bank as reflected in the Bank’s Call Report for the period ended December 31, 2005 has been calculated in accordance with GAAP as applied to banking institutions. Such reserve shown on the Bank’s Call Report for the period ended December 31, 2005 is adequate in all respects to provide for all losses, net of recoveries relating to loans previously charged off, on loans outstanding as of that date. Except as disclosed in Schedule 3.14, there are no loans of the Bank that have been classified by bank examiners on the Bank’s most recent examination report as “Other Assets Specially Mentioned,” “Substandard”, “Doubtful” or “Loss.”

Section 3.15                             Employee Relations.  The Bank has received no notice of any controversies with, or organizational efforts or other pending actions by, representatives of its employees, nor is there any indication of the foregoing occurring. The Bank has complied with all applicable laws relating to the employment of labor with respect to its employees, including any provisions thereof relating to wages, hours, collective bargaining and the payment of worker’s compensation insurance and social security and similar taxes.

Section 3.16                             Compensation and Benefit Plans.

(a)                                 Schedule 3.16(a) lists all employee benefit plans or agreements providing benefits to any employees or former employees of the Bank that are sponsored or maintained by the Bank or to which the Bank contributes or is obligated to contribute on behalf of employees or former employees of the Bank, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA or any collective bargaining, bonus, incentive, deferred compensation, stock purchase, stock option, employment severance, change of control or fringe benefit plan, agreement or arrangement (“Bank Employee Plan”). With respect to each Bank Employee Plan, the Bank has made available to Parent true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Bank Employee Plan or, with respect to any such plan that is not in writing, a written description thereof; (ii) the summary plan description; (iii) the most recent annual report, financial statement and/or actuarial report; (iv) the most recent determination letter from the IRS; (v) the most recent Form 5500 required to have been filed with the IRS, including all schedules thereto; (vi) any related trust agreements, insurance contracts or documents of any other funding arrangements; (vii) any written communications to or from the IRS or any office or representative of the Department of Labor relating to any compliance issues in respect of any such Bank Employee Plan; and (viii) all amendments, modifications or supplements to any such document.

(b)                            Each Bank Employee Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect. There is no pending or, to the Knowledge of the Bank, threatened litigation, administrative action, investigation, audit or similar proceeding relating to any Bank Employee Plan. To the Knowledge of the Bank, all of the Bank Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws. To the Knowledge of the Bank, there has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to the Bank Employee Plans that is likely to result in the imposition of any penalties or taxes upon the Bank or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code.

(c)                             The Bank has no obligations for post-retirement or post-employment benefits under any Bank Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. Each Bank Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401 of the Code has received a favorable determination letter from the IRS to such effect and, to the Knowledge of the Bank, no fact, event or circumstance has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Bank Employee Plan. The Bank has provided or made available copies of the most recent Form 5500 filings for the applicable Bank Employee Plans.

(d)                            No employee benefit plans of the Bank or its ERISA Affiliates are “multiemployer plans” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plans”) or, except as set forth of on Schedule 3.16(d), “multiple employer plans” (within the meaning of Section 413(c) of the Code) (“Multiple Employer Plans”). Except as set forth on Schedule 3.16(d), none of the Bank or any of its ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan, and none of the Bank or any of its ERISA Affiliates has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full.

(e)                             There does not now exist, nor, to the Knowledge of the Bank, do any circumstances exist that could result in, any Controlled Group Liability that would be a material liability of the Bank now or following the Closing. “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (v) under corresponding or similar provisions of foreign laws or regulations.

(f)                                   Schedule 3.16(f) sets forth an accurate list of all contracts, agreements, plans or arrangements, formal or informal, covering employees, former employees or directors of the Bank under which execution and delivery of this Agreement or completion of the transactions contemplated hereby could result in the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, former employee, independent contractor or director of the Bank. Schedule 3.16(f) further sets forth reasonable estimates of severance benefits payable under such employment or change in control agreements and any amounts that could be considered “excess parachute payments” within the meaning of Section 280G of the Code.

(g)                                  “ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

Section 3.17 List of Loans. The Bank has made available to Parent a true, correct and complete list, in digital and paper form and as of December 31, 2005, of all loans of the Bank, showing for each loan thereon the account number and the outstanding principal balance due (the “Loan Schedule”). To the Knowledge of the Bank, all loans listed on the Loan Schedule, and all currently outstanding loans of the Bank (together, the “Loans”), including any renewals and extensions of any Loan, were solicited, originated and currently exist in material compliance with all applicable requirements of federal and state law and regulations promulgated thereunder. Except where the failure thereof, individually or in the aggregate, would not have a Material Adverse Effect on the Bank, the Loans are adequately documented and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof. There are no oral modifications or amendments or additional agreements related to the Loans that are not reflected in the Bank’s records, no claim or defense as to the enforcement of any Loan has been asserted, and the Bank is not aware of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense, except as would not have, either individually or in the aggregate, a Material Adverse Effect on the Bank.

Section 3.18                             SEC Status; Securities Issuances. The Bank is not and has not been subject to the reporting provisions of Sections 12 or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or the rules and regulations of the Securities and Exchange Commission (“SEC”) promulgated under the Exchange Act. All issuances of securities by the Bank were conducted in compliance with the provisions of all applicable securities laws and regulations.

Section 3.19                             Securities Activities of Employees. To the Knowledge of the Bank, the Bank is and at all times in the past has been, in compliance with all applicable federal and state securities laws and any regulations promulgated thereunder. The Bank and its officers, employees and agents have complied with, and currently hold, all necessary licenses and permits required under any federal or state securities law or regulation to conduct any securities activities in which the Bank or its officers, employees, or agents (on behalf of the Bank) are now engaged or have been engaged in the past.

Section 3.20                        Regulatory Approvals. The Bank has no reason to believe that it will not be able to obtain all requisite regulatory and other approvals or consents that it is required to obtain in order to consummate the Merger.

Section 3.21                        Shareholder List.      Schedule 3.21 hereto contains a true, correct and complete list of the holders of shares of Bank Stock, containing their names, addresses and number of shares held of record, which shareholder list is in all respects complete and accurate.

Section 3.22                        Books and Records. The minute books and stock ledgers of the Bank that have been made available to Parent constitute all of the minute books and stock ledgers of the Bank and contain a complete and accurate record of all actions of its shareholders and its Board of Directors (and any committees thereof).

Section 3.23                        Deposit Summary. Attached hereto as Schedule 3.23 is a summary of the amounts and types of the deposits held by the Bank on December 31, 2005 and the weighted average interest rates being paid thereon as of such date (the “Deposit Summary”). The Deposit Summary was prepared by the Bank from the books and records of the Bank in the ordinary course of business and, to the Knowledge of the Bank, the information contained therein is true, complete and correct as of the date thereof.

Section 3.24                        Brokers and Finders. Except as disclosed on Schedule 3.24, neither the Bank, nor any of the officers, directors or employees of the Bank has employed any broker, finder, financial advisor or investment banker or incurred any liability for any brokerage, finders’, financial advisory, investment banking or other fees or commissions in connection with the transactions contemplated herein.

Section 3.25                        Transactions with Affiliates. Except as set forth on Schedule 3.25, there are no outstanding amounts payable to or receivable from, or advances by the Bank to, and the Bank is not otherwise a creditor or debtor to, any (i) present or former director or executive officer of the Bank or any of its affiliates or (ii) any affiliate of the Bank. Except as disclosed on Schedule 3.25, the Bank is not a party to any agreement with any present or former director or executive officer of the Bank, other than the terms of such person’s respective employment or service as a director with the Bank.

Section 3.26                        Disclaimer. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, THE BANK DOES NOT MAKE, AND SPECIFICALLY DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST OR PRESENT.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

The following representations and warranties are made to be effective as follows: (i) with respect to Parent, on the date hereof and as of the Closing Date; and (ii) with respect to Merger Sub, upon its joinder hereto as provided in Section 6.1, as of the date it executes the Joinder (the “Joinder Date”) and as of the Closing Date. Subject to the foregoing, Parent and Merger Sub jointly and severally represent and warrant to the Bank as follows:

Section 4.1                                    Organization.

(a)                            Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas. Parent has the corporate power and authority to enter into this Agreement. Parent is duly licensed or qualified to do business in each jurisdiction in which such licensing or qualification is necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent. True and complete copies of the Articles of Incorporation and the Bylaws of Parent, each as amended and as currently in effect, are included in Schedule 4.1.

(b)                            Merger Sub is an interim national bank chartered under the NBA, duly organized and in good standing under the laws of the United States. Merger Sub has the corporate power and authority to enter into this Agreement. Merger Sub is duly licensed or qualified to do business in each jurisdiction in which such licensing or qualification is necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Merger Sub. True and complete copies of the Articles of Association and the Bylaws of Merger Sub, each as amended and as currently in effect, are included in Schedule 4.1.

Section 4.2            No Business; No Assets or Liabilities. Except as listed on Schedule 4.2, neither Parent nor Merger Sub has conducted any business since the date of its incorporation or formation, as applicable. Except as listed on Schedule 4.2, and with the exception of the capital stock of Merger Sub owned by Parent, neither Parent nor Merger Sub has any assets. Except as set forth in Schedule 4.2, neither Parent nor Merger Sub has any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise), including, without limitation, any liabilities or obligations arising from or in connection with any Environmental Law, except for immaterial liabilities incurred in the ordinary course of business since their dates of incorporation and formation, respectively.

Section 4.3                                    Capitalization.

(a)                                 As of the date hereof, the authorized capital stock of Parent consists of 20,000,000 shares of common stock, par value $.01 per share, of which 300,000 shares are issued and outstanding (the “Parent Stock”). No shares of capital stock of Parent are held in the treasury of Parent. Schedule 4.3(a) contains a true, correct and complete list of all of the shareholders of Parent, setting forth each shareholder’s name, address and the number of shares held of record. All of the issued and outstanding shares of Parent Stock are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of the preemptive rights of any Person or in violation of any applicable federal or state securities laws. Except as set forth in Schedule 4.3(a), there are no existing options, warrants, calls, convertible securities or commitments of any kind obligating Parent to issue any authorized and unissued capital stock, nor does Parent have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock. There are no stock appreciation or similar rights to receive cash payment in respect or in lieu of options to purchase shares of Parent capital stock or otherwise. Except as disclosed on Schedule 4.3(a), to the Knowledge of Parent, there are no voting trusts, voting agreements, buy-sell agreements or other agreements or arrangements affecting the Parent Stock.

(b)                            None of the shares of Parent Stock to be issued pursuant to this Agreement will be, when issued, subject to any lien, charge, encumbrance, claim, rights of others, mortgage, pledge or security interest created by Parent, and none will be subject to any agreements or understandings among any Persons with respect to the voting or transfer of such shares of Parent Stock, except for restrictions imposed by applicable securities laws. The shares of Parent Stock to be issued pursuant to this Agreement, when issued in accordance with the terms and conditions of this Agreement, will be validly issued, fully paid and non-assessable, and will not have been issued in violation of the preemptive rights of any Person or, assuming that the representation and warranties of the shareholders of the Bank contained in their respective Letters of Transmittal are true, in violation of the registration provisions of applicable federal or state securities laws.

(c)                             At all times prior to and including the Effective Time, Parent will be the record and beneficial holder of all outstanding shares of capital stock (of all classes) of Merger Sub (the “Merger Sub Stock”). All of the issued and outstanding shares of Merger Sub Stock are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of the preemptive rights of any Person or in violation of any applicable federal or state securities laws. Parent is the sole shareholder of Merger Sub. There are no existing options, warrants, calls, convertible securities or commitments of any kind obligating Merger Sub to issue any authorized and unissued capital stock, nor does Merger Sub have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock. There are no stock appreciation or similar rights to receive cash payment in respect or in lieu of options to purchase shares of Merger Sub capital stock or otherwise. There are no voting trusts, voting agreements, buy-sell agreements or other agreements or arrangements affecting the capital stock of Merger Sub.

Section 4.4                                    Approvals: Authority.

(a)                            The Board of Directors of Parent has approved this Agreement and the matters contemplated herein. No further corporate proceedings of Parent are needed to execute and deliver this Agreement or to consummate the Merger. This Agreement has been authorized, duly executed and delivered by Parent and is a legal, valid and binding agreement of Parent enforceable against Parent in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

(b)                            The Board of Directors of Merger Sub has approved this Agreement and the matters contemplated herein. Parent, in its capacity as the sole shareholder of Merger Sub,

has approved this Agreement and the matters contemplated herein. No further corporate proceedings of Merger Sub are needed to execute and deliver this Agreement or to consummate the Merger. This Agreement has been duly authorized, executed and delivered by Merger Sub and is a legal, valid and binding agreement of Merger Sub enforceable against it in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

(c)                             At the Closing, all other agreements, documents and instruments to be executed and delivered by Parent or Merger Sub that are referred to herein or contemplated hereby will have been duly executed and delivered by such entity, and will constitute the legal, valid and binding obligation of such entity, enforceable against such entity in accordance with their respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 4.5                               Financial Statements.

(a)                       Schedule 4.5(a) contains true and complete copies of Parent’s unaudited balance sheet and related statement of income at and as of March 31, 2006 (the “Parent Financial  Statements”). The Parent Financial Statements fairly present the financial position of Parent and the results of its operations at the dates and for the periods indicated therein in conformity with GAAP applied consistently during the periods covered thereby. The Parent Financial Statements fairly present the financial position of Parent and the results of its operations at the dates and for the periods indicated in conformity with GAAP consistently applied during the periods covered thereby, except that the Parent Financial Statements are subject to normal year-end adjustments required by GAAP.

(b)                       Except as set forth on Schedule 4.5(b), as of the dates of the Parent Financial Statements and as of the date of this Agreement, Parent did not have any material liabilities, fixed or contingent, that are not fully reflected or provided for in the Parent Financial Statements or otherwise disclosed in this Agreement.

(c)                        Since its formation, no event, condition or circumstance has occurred that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Parent.

Section 4.6                               Real Property.

(a)                       Schedule 4.6 contains a true, correct and complete list of all real property owned or leased by Parent (the “Parent Real Property”). Merger Sub does not own or lease any real property.

(b)                       No lease with respect to any leased Parent Real Property and no deed with respect to any owned Parent Real Property contains any restrictive covenant that materially restricts the current or anticipated use, transferability or value of such Parent Real Property. Each such lease is a legal, valid and binding obligation enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing material defaults by Parent or, to the Knowledge of Parent, the other party thereunder, and, to the Knowledge of Parent, there are no allegations or assertions of such by any party under such agreement or any events that with notice lapse of time or the happening or occurrence of any other event would constitute a material default thereunder.

(c)                        To the Knowledge of Parent, none of the buildings and structures located on any Parent Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Parent Real Property, except for those violations and encroachments that in the aggregate could not reasonably be expected to cause a Material Adverse Effect on Parent. No condemnation proceeding is pending or, to Parent’s Knowledge, threatened that would preclude or materially impair the use of any Parent Real Property in the manner in which it is currently being used.

(d)                       Parent has good and marketable title to, or a valid and enforceable leasehold interest in, all Parent Real Property and all improvements thereon, and all personal and intangible properties reflected in Parent’s unaudited balance sheet dated as of March 31, 2006 or acquired subsequent thereto, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except (i) as noted in the Parent Interim Financial Statements, (ii) statutory liens not yet delinquent, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held, and (iv) all matters of record, including, without limitation, survey exceptions, reciprocal easement agreements and other encumbrances on title to real property, and all special exceptions included in title insurance policies or title opinions issued to Parent, and (iv) those assets and properties disposed of for fair market value in the ordinary course of business since the date of the Parent Interim Financial Statements.

Section 4.7                                    Environmental Laws. To the Knowledge of Parent, Parent is and has been in compliance with all terms and conditions of all applicable Environmental Laws and permits thereunder except for such noncompliance as would not reasonably be expected to give rise, individually or in the aggregate, to a Material Adverse Effect on Parent. No real property currently owned, leased or operated by Parent is, or has been, an industrial site or a landfill during the tenure of Parent or, to the Knowledge of Parent, prior to such tenure. Parent has made available to the Bank true and complete copies of all environmental assessments, reports, studies and other similar documents or information in its possession or control relating to any real property owned, leased or operated by Parent.

Section 4.8                                    Litigation and Other Proceedings. There are no legal or administrative proceedings or governmental inquiries or investigations of any kind or nature now pending or, to the Knowledge of Parent, threatened by or before any court or administrative body in any manner against Parent or Merger Sub. Parent does not have any Knowledge of any basis on which any governmental inquiry or investigation or material litigation or proceeding could be brought or that might question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Neither Parent nor Merger Sub is in default with respect to any outstanding judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 4.9            Fidelity Bonds and Insurance. True and complete copies of all fidelity bonds and insurance policies owned or held by, or issued in favor of, Parent or Merger Sub (other than credit-life policies), have been made available to the Bank and are listed on Schedule 4.9 to this Agreement. The risks, amounts and retention levels of such fidelity bonds and insurance policies are adequate for the business conducted by Parent and Merger Sub.

Section 4.10          Conduct. Except as listed in Schedule 4.10 hereto, since January 1, 2006, neither Parent nor Merger Sub has (i) issued or sold any capital stock or corporate debt obligations; (ii) declared or set aside or paid any dividend or made any other distribution in respect of or, directly or indirectly, purchased, redeemed or otherwise acquired any shares of its capital stock; (iii) incurred any material obligations or liabilities (fixed or contingent), or mortgaged, pledged or subjected any of its assets to a lien or encumbrance (other than statutory liens not yet delinquent); (iv) sold, exchanged or otherwise disposed of any of its capital assets; (v) made any general or individual wage or salary increase (including increases in directors’ or consultants’ fees), paid any bonus or instituted any employee welfare, retirement or similar plan or arrangement; (vi) suffered any physical damage, destruction or casualty loss, whether or not covered by insurance, materially and adversely affecting its business, properties or assets; (vii) made any or acquiesced in any material change in accounting methods, principles or practices; (viii) entered into any contract, agreement or commitment that obligates Parent for an amount in excess of $100,000 over the term of any such contract, agreement or commitment other than in the ordinary course of business; (ix) conducted any business activities or operations whatsoever, other than activities related to the formation of Parent and Merger Sub and the negotiation of this Agreement and the other transactions contemplated herein; or (x) entered or agreed to enter into any agreement or arrangement, other than this Agreement, granting any preferential rights to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights.

Section 4.11          Employee Relations. Neither Parent nor Merger Sub has received notice of any controversies with, or organizational efforts or other pending actions by, representatives of their respective employees, nor is there any indication of the foregoing occurring. Parent and Merger Sub have complied with all applicable laws relating to the employment of labor with respect to its employees, including any provisions thereof relating to wages, hours, collective bargaining and the payment of worker’s compensation insurance and social security and similar taxes.

Section 4.12          No Conflict With Other Instruments. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with or result in a breach of any provision of the organizational documents of Parent or Merger Sub, (ii) violate any provision of, or constitute a default or require any consent or approval under, any law, or any order, writ, injunction or decree of any court or other governmental agency applicable to Parent or Merger Sub, or (iii) except as otherwise noted on Schedule 4.12 hereto, violate any provision of or constitute a default or require any consent or approval under, any contract, agreement or instrument to which Parent or Merger Sub is a party or by which either of them is bound or constitute an event that, with the lapse of time or action by a third party, could result in a default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon the assets or properties of Parent or Merger Sub, or upon the Parent Stock.

Section 4.13          Compliance With Laws. Parent and Merger Sub are in compliance with all applicable federal, state and local laws, rules, regulations and orders applicable to them. Other than approvals by regulatory authorities having supervisory jurisdiction over Parent or Merger Sub and the consent of the third parties set forth in Schedule 4.13, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority (including any Applicable Banking Authorities) is required of Parent or Merger Sub in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement and the transactions contemplated hereby. Parent and Merger Sub have filed all reports, registrations and statements, together with any amendments required to made thereto, that are required to be filed with the Applicable Banking Authorities, and such reports, registrations and statements as finally amended or corrected, are and correct in all respects. Neither Parent nor Merger Sub is a party to or is subject to any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Applicable Banking Authority. Neither Parent nor Merger Sub has been advised by any Applicable Banking Authority that such Applicable Banking Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such written order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission. There are no formal or informal investigations relating to any regulatory matters pending before any Applicable Banking Authority with respect to Parent or Merger Sub.

Section 4.14          Contracts. Except as otherwise noted in Schedule 4.14 hereto, neither Parent nor Merger Sub is a party to or bound by any (i) employment contract (including without limitation any collective bargaining contract or union agreement or agreement with an independent contractor); (ii) bonus, stock option, deferred compensation or profit-sharing, pension or retirement plan or other employee benefit arrangement; (iii) lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving annual payments in excess of $25,000; (iv) contract or commitment for capital expenditures in excess of $25,000 for any one project; (v) contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than 60 days from the date of this Agreement involving an annual expenditure in excess of $25,000; (vi) contract or option to purchase or sell any real property; (vii) contract or option to purchase or sell any personal property; (viii) agreement, contract or indenture related to the borrowing of money by Parent or Merger Sub; (ix) guaranty of any obligation for the borrowing of money; (x) agreement with or extension of credit to any executive officer or director of Parent or Merger Sub or a holder of more than 10% of Parent Stock, or any affiliate of such Person; (xi) agreement or arrangement with any executive officer or director of Parent or Merger Sub or a holder of 10% or more of the Parent Stock or affiliate of such Persons for the provision of services or lease of property; (xii) agreement with any executive officer, director, holder of more than 10% of the Parent Stock or affiliate of such Person relating to Parent-owned life insurance, or (xiii) contracts, other than the foregoing, involving more than $100,000 and not otherwise disclosed in this Agreement or in a schedule attached hereto (items (i) through (xiii) being collectively referred to as the “Parent Contracts”). Parent and Merger Sub have each performed in all material respects all obligations respectively required to be performed by them under each of the Parent Contracts, and is not in default under, and, to the Knowledge of Parent, no event has occurred that, with the lapse of time or action by a third party, could result in a default under, the Parent Contracts or under any provision of the

Certificate of Incorporation or Bylaws of Parent or the Articles of Association or Bylaws of Merger Sub, as the case may be. Neither Manuel J. Mehos nor Robert New has any continuing obligations under any noncompetition agreement or similar agreement that in any way limits or restricts their ability to engage in any business activity in any jurisdiction.

Section 4.15          Taxes.

(a)         (i)All material Tax Returns required to be filed by or with respect to Parent or Merger Sub have been filed (except those under valid extension) and such Tax Returns are true, complete and correct in all material respects, (ii) all Taxes of Parent or Merger Sub have been paid or adequately provided for on the Parent Financial Statements, (iii) neither Parent nor Merger Sub has received written notice of any proceeding or audit against, or with respect to any Taxes of, Parent or Merger Sub that has not been finally resolved, (iv) there are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of Parent or Merger Sub, (v) neither Parent nor Merger Sub has been a party to any distribution occurring during the two-year period prior to the date of this Agreement, or that is otherwise part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code, in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, (vi) neither Parent or Merger Sub has participated in a “reportable transaction” within the meaning of Treasury regulation section 1.6011-4(b), (vii) neither Parent or Merger Sub is a party to and is not bound by any Tax sharing, allocation or indemnification agreement or arrangement and (viii) neither Parent or Merger Sub (A) has been a member of a group filing a consolidated, combined or unitary Tax Return and (B) has any liability for the Taxes of any Person under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law).

(b)             As of the date hereof, neither Parent or Merger Sub has taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(c)             True and complete copies of all federal income tax returns of Parent and Merger Sub as filed with the IRS have been made available to the Bank. True and complete copies of all Texas Franchise Tax returns of Parent or Merger Sub as filed with the State of Texas have been made available to the Bank.

Section 4.16          Compensation and Benefit Plans.

(a)         Schedule 4.16(a) lists all employee benefit plans or agreements providing benefits to any employees or former employees of Parent or Merger Sub that are sponsored or maintained by Parent or Merger Sub or to which Parent or Merger Sub contributes or is obligated to contribute on behalf of employees or former employees of Parent or Merger Sub, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA or any collective bargaining, bonus, incentive, deferred compensation, stock purchase, stock option, employment severance, change or control or fringe benefit plan, agreement or arrangement (“Parent Employee Plan”). With respect to each Parent Employee Plan, Parent has made available to the Bank true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Parent Employee Plan or, with respect to any such plan that is not in writing, a written description thereof; (ii) the summary plan description; (iii) the most recent annual report, financial statement and/or actuarial report; (iv) the most recent determination letter from the IRS; (v) the most recent Form 5500 required to have been filed with the IRS, including all schedules thereto; (vi) any related trust agreements, insurance contracts or documents of any other funding arrangements; (vii) any written communications to or from the IRS or any office or representative of the Department of Labor relating to any compliance issues in respect of any such Parent Employee Plan; and (viii) all amendments, modifications or supplements to any such document.

(b)           Each Parent Employee Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect. There is no pending or, to the Knowledge of Parent, threatened litigation, administrative action, investigation, audit or similar proceeding relating to any Parent Employee Plan. To the Knowledge of Parent, all of the Parent Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws. To the Knowledge of Parent, there has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to the Parent Employee Plans that is likely to result in the imposition of any penalties or taxes upon Parent, Merger Sub or any of their respective Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code.

(c)           Neither Parent nor Merger Sub has any obligations for post-retirement or post-employment benefits under any Parent Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. Each Parent Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401 of the Code has received a favorable determination letter from the IRS to such effect and, to the Knowledge of Parent, no fact, event or circumstance has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Parent Employee Plan.

(d)           No employee benefit plans of Parent, Merger Sub or their ERISA Affiliates are Multiemployer Plans or Multiple Employer Plans. None of Parent, Merger Sub or their ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan, and none of Parent, Merger Sub or any of their ERISA Affiliates has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full.

(e)           There does not now exist, nor, to the Knowledge of Parent, do any circumstances exist that could result in, any Controlled Group Liability that would be a material liability of Parent or Merger Sub now or following the Closing.

(f)            Schedule 4.16(f) sets forth an accurate list of all contracts, agreements, plans or arrangements, formal or informal, covering employees, former employees or directors of Parent or Merger Sub under which execution and delivery of this Agreement or completion of the transactions contemplated hereby could result in the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, former employee, independent contractor or director of Parent or Merger Sub. Schedule 4.16(f) further sets forth reasonable estimates of severance benefits payable under such employment or change in control agreements and any amounts that could be considered “excess parachute payments” within the meaning of Section 280G of the Code.

(g)          Except as required by the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, neither Parent nor Merger Sub has any liability to provide post-retirement health or life benefits to any employee or former employee of Parent or Merger Sub.

Section 4.17          SEC Status; Securities Issuances. Neither Parent nor Merger Sub is nor has been subject to the reporting provisions of Sections 12 or 15(d) of the Exchange Act, or the rules and regulations of the SEC promulgated under the Exchange Act. All issuances of securities by Parent and Merger Sub were conducted in compliance with the provisions of all applicable securities laws and regulations.

Section 4.18          Securities Activities of Employees. To the Knowledge of Parent, Parent and Merger Sub are and at all times in the past have been, in compliance with all applicable federal and state securities laws and any regulations promulgated thereunder. Parent, Merger Sub, and their respective officers, employees and agents have complied with, and currently hold, all necessary licenses and permits required under any federal or state securities law or regulation to conduct any securities activities in which they or their respective officers, employees, or agents (on behalf of Parent or Merger Sub, as applicable) are now engaged or have been engaged in the past.

Section 4.19          Books and Records. The minute books and stock ledgers of each of Parent and Merger Sub that have been made available to the Bank constitute all of the minute books and stock ledgers of Parent and Merger Sub and contain a complete and accurate record of all actions of their respective shareholders and Boards of Directors (and any committees thereof).

Section 4.20          Regulatory Approvals. Neither Parent nor Merger Sub has any reason to believe that it will not be able to obtain all requisite regulatory approvals necessary to consummate the transactions set forth in this Agreement.

Section 4.21          Brokers and Finders. Except as disclosed on Schedule 4.21, neither Parent, Merger Sub, nor any of their respective officers, directors or employees has employed any broker, finder, financial advisor or investment banker or incurred any liability for any brokerage, finders’, financial advisory, investment banking or other fees or commissions in connection with the transactions contemplated herein.

Section 4.22          Transactions with Affiliates. Except as set forth on Schedule 4.22, there are no outstanding amounts payable to or receivable from, or advances by Parent or Merger Sub to, and neither Parent nor Merger Sub is otherwise a creditor or debtor to, any (i) present or former director or executive officer of Parent or Merger Sub or any of their respective affiliates or (ii) any affiliate of Parent or Merger Sub. Neither Parent nor Merger Sub is a party to any agreement with any present or former director or executive officer of Parent or Merger Sub, other than the terms of such person’s respective employment or service as a director with Parent or Merger Sub.

Section 4.23          Disclaimer. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT NOR MERGER SUB MAKES, AND PARENT AND MERGER SUB EACH SPECIFICALLY DISCLAIM, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST OR PRESENT.

ARTICLE V
COVENANTS OF THE BANK

The Bank covenants and agrees with Parent as follows:

Section 5.1            Shareholder Approval.

(a)           The Bank shall use its reasonable efforts to take all actions in accordance with applicable law and the Articles of Association and Bylaws of the Bank reasonably necessary to duly call, give notice of, convene and hold a special meeting of the holders of Bank Stock (the “Bank Shareholder Meeting”) to be held on the earliest practicable date determined in consultation with Parent to consider and vote upon approval of the Merger, this Agreement and the transactions contemplated by this Agreement.

(b)           The Bank agrees to use its reasonable efforts to obtain the vote of the holders of the requisite percentage of the Bank Stock in favor of the Merger, this Agreement and the transactions contemplated hereby.

(c)           The board of directors of the Bank has adopted resolutions recommending to the shareholders of the Bank the adoption of this Agreement and the other matters required to be approved or adopted in order to consummate the transactions contemplated by this Agreement, and the board of directors of the Bank shall recommend to the Bank’s shareholders the approval and adoption of this Agreement and the other matters required to be approved or adopted in order to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, the board of directors of the Bank may withdraw, modify, condition or refuse to recommend the adoption of this Agreement and the other matters required to be approved or adopted in order to carry out the intentions of this Agreement if the board of directors of the Bank determines, in good faith after consultation with its outside advisors, that the failure to take such action would be inconsistent with its fiduciary obligations under applicable law. Notwithstanding the foregoing, this Agreement and such other matters shall be submitted to the shareholders of the Bank at a special meeting for the purpose of approving the Agreement and such other matters and nothing contained herein shall be deemed to relieve the Bank of such obligation, provided, however, that if the board of directors of the Bank shall have withdrawn, modified, conditioned or refused to recommend the adoption of this Agreement and such other matters in accordance with the terms of this Agreement, then in submitting this Agreement to the Bank’s shareholders, the board of directors of the Bank may submit this

Agreement to the Bank’s shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended).

Section 5.2            Reasonable Efforts; Information for Applications.

(a)           The Bank will take all reasonable actions to aid and assist in the consummation of the Merger and the transactions contemplated hereby, and will use its reasonable efforts to take or cause to be taken all other actions reasonably necessary, proper or advisable to consummate the matters contemplated by this Agreement, including, without limitation, in connection with filing applications with, or obtaining approvals or waivers from, all regulatory authorities having jurisdiction over the matters contemplated by this Agreement or the Merger, including any applications, notices or waiver requests with the Applicable Banking Authorities. The Bank shall use its reasonable efforts to obtain or cause to be obtained consents of all third parties necessary to permit the Bank to consummate the transactions contemplated herein.

(b)           To the extent permitted by applicable law, the Bank will furnish Parent with all information concerning the Bank and the Bank’s shareholders required for inclusion in any application, statement, document or notice to be made or filed by Parent or Merger Sub with any federal or state regulatory or supervisory authority in connection with the matters contemplated by this Agreement (the “Parent Applications”). All information concerning the Bank and the Bank’s shareholders contained in the Parent Applications shall, to the Knowledge of the Bank at the time such information is furnished, be true and correct in all material respects and will not omit any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that information as of a later date shall be deemed to modify information as of an earlier date.

Section 5.3            Confidentiality. The Bank shall not (i) before or after the consummation or termination of this Agreement, directly or indirectly disclose any confidential information acquired from Parent or Merger Sub, either before or after this Agreement, to any Person for any reason or purpose whatsoever, other than in connection with the regulatory notice and application process, or (ii) after termination of this Agreement pursuant to Section 7.1 hereof, use such information for its own purposes or for the benefit of any Person under any circumstances. All information previously or hereafter furnished by Parent or Merger Sub in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of Parent or Merger Sub, as applicable, whether or not the transactions contemplated hereby are consummated. If the transactions contemplated hereby shall not occur, the Bank shall either destroy or return to Parent or Merger Sub, as applicable, all documents and other materials containing, reflecting or referring to such information, shall use its reasonable efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall survive indefinitely. In the event that this Agreement is terminated, for a period of two years from such termination the Bank agrees that it will not, without the prior approval of Parent, directly or indirectly solicit for employment or hire any person serving, as of the date of termination, as an employee or officer of Parent or Merger Sub; provided, however, that the foregoing shall not apply to the use of a general solicitation (such as advertisements) not specifically directed to employees of Parent or Merger Sub.

Section 5.4          Operations.

(a)        From and after the date of this Agreement through the Effective Time, unless this Agreement is earlier terminated as provided in Section 7.1, the Bank shall: (i) conduct its business in substantially the same manner as it has been previously conducted and in accordance with prudent business and banking practices, including, without limitation, maintaining the ratio of the reserve for loan losses to total loans outstanding at the Bank at all times in a manner that is consistent in form and substance with the practices of the Bank prior to the date of this Agreement, (ii) maintain and keep its properties in as good repair and condition as at present, except for deterioration due to ordinary wear and tear and damage due to casualty, (iii) maintain in full force and effect insurance and fidelity bonds comparable in amount and scope of coverage to that currently maintained, (iv) perform all of its material obligations under contracts, leases and agreements relating to or affecting its assets, properties and business, except such obligations as it may in good faith dispute, (v) use its reasonable efforts to maintain and preserve its business organizations and present employees and maintain all relationships with depositors and customers, (vi) comply with and perform all material obligations and duties imposed by all applicable laws, rules, regulations and orders, (vii) make no material alteration in the manner of maintaining its books, accounts or records, or in the accounting practices relating to its business, properties or assets, except with the prior written approval of Parent, which shall not be unreasonably withheld, conditioned or delayed, and (viii) promptly give written notice to Parent upon obtaining Knowledge of the occurrence of any event or the failure of any event to occur or the existence of any circumstance that would cause (A) a breach of any covenant, condition or agreement contained herein or (B) any of its representations or warranties to be untrue or misleading in any material respect.

(b)        Except as otherwise expressly permitted in this Agreement, the Bank will not, without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, at any time prior to the Effective Time: (i) permit any amendment or change to be made to its Articles of Association or Bylaws, (ii) take any action described or do any of the things listed in Section 3.13 hereof, (iii) enter into or amend any contract, agreement or other instrument of any of the types listed in Section 3.9 hereof, (iv) undertake any additional borrowings with a term in excess of 90 days, (v) modify any outstanding loan, make any new loan or acquire any loan participation, unless such modification, new loan or participation is made in the ordinary course of business, consistent with existing practices, (vi) make any material change in its accounting methods or practices, (vii) take any action or fail to take any action that is reasonably likely to result in any of its representations and warranties contained in Article III of this Agreement not being true and correct in all material respects at the Effective Time, (viii) make any material change in policies respecting extensions of credit or loan charge-offs, (ix) change reserve requirement policies, (x) change securities portfolio policies, (xi) take any action with respect to the closing of any branches, (xii) issue any shares of capital stock (other than pursuant to option agreements outstanding as of the date hereof), (xiii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, (xiv) except as set forth on Schedule 5.4(b), issue any options or other rights to purchase shares of capital stock, restricted shares or other equity-based award with respect to shares of Bank Stock under the

Bank Option Plan or otherwise (whether such awards are settled in cash, Bank Stock or otherwise), or grant any Person any other rights to acquire shares of its capital stock, (xv) compromise and settle any pending or threatened litigation, (xvi) except as required by applicable law or the terms of any Bank Employee Plan as in effect on the date of this Agreement (A) make any general or individual wage or salary increase (including increases in directors’ or consultants’ fees), pay any bonus or institute any employee welfare, retirement or similar plan or arrangement, except periodic or merit raises, bonuses and allowances approved by executives of the Bank or its Board of Directors in the ordinary course of business, (B) pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, severance, benefits or other rights of any employee of the Bank, except for payments in the ordinary course of business consistent with past practice, (C) grant any rights to severance or termination pay to, or enter into any employment, consulting or severance agreement with, any director, employee or independent contractor, or (D) establish, adopt, or become a party to any new employee benefit or compensation plan, program, commitment, agreement or arrangement or amend any existing Bank Employee Plan (provided, that the Bank may renew or replace any existing Bank Employee Plan upon its expiration with a plan providing substantially similar benefits), (xvii) enter into any new line of business substantially different in character from the Bank’s current businesses, (xviii) make individual capital expenditures of $100,000 or more, or $250,000 in the aggregate, (xix) split, combine, or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase, redeem or otherwise acquire any shares of the capital stock of the Bank, or any securities convertible into or exercisable for any shares of capital stock of the Bank, (xx) sell, transfer, mortgage, encumber or otherwise dispose of any properties or assets to any Person or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practices, or (xxi) agree to do any of the foregoing.

(c)           The Bank shall not, without the prior written consent of Parent, at any time through the Effective Time (i) make, change or revoke any material Tax election or, except as required by applicable law, change any method of Tax accounting, (ii) enter into any settlement or compromise of any material Tax liability, (iii) file any amended Tax Return with respect to any material Tax, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any material Tax or (vi) claim or surrender any right to claim a material Tax refund. The Bank shall not knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.5            Standstill Provision. From the date hereof until the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII hereof, neither the Bank nor any of its directors, officers, agents or representatives shall initiate, solicit, facilitate or encourage any inquiries with respect to, or provide any information to or negotiate with any other party with respect to, any proposal that could reasonably be expected to lead to an Acquisition Transaction involving the Bank. For purposes of this Agreement, an “Acquisition Transaction” means (i) a merger, consolidation, acquisition, statutory share exchange or similar transaction, (ii) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of a Person representing ten percent (10%) or more of the assets of such Person, or (iii) the issuance, sale or other disposition (including by way of merger, consolidation, statutory share exchange or otherwise) of securities representing ten percent (10%) or more of the voting power of a Person. The Bank agrees to notify Parent immediately of any unsolicited inquiries or proposals for any Acquisition Transaction and to provide reasonable detail as to the identity of the Person making such proposal and the nature of such proposal.

Section 5.6           Directors’ and Officers’ Liability Insurance and Indemnification.

(a)         Contemporaneously with the Closing, the Bank may purchase an extended reporting period, not to exceed six (6) years, under the Bank’s existing directors’ and officers’ liability insurance policy for purposes of covering actions occurring prior to the Effective Time and neither Parent nor the Surviving Bank may cancel, modify or take any action to limit or terminate the coverage obtained pursuant to this section, unless it replaces such coverage with coverage provided by insurers having the same or better rating, coverage and aggregate limits.

(b)         For six (6) years after the Closing Date, and subject to the limitations contained in applicable federal regulations and any limitations contained in the Bank’s Articles of Association on the Closing Date, Parent shall cause the Surviving Bank to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Bank (each, an “Indemnified Party”) against all losses, expenses, claims, damages, judgments, fines or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent then permitted by applicable law and the Bank’s Articles of Association in effect on the date of this Agreement, including provisions relating to the advancement of expenses.

(c)          This Section 5.6 shall survive the Closing in accordance with its terms, is intended to benefit each Indemnified Party (each of whom shall be entitled to enforce this Section 5.6 against the Surviving Bank or Parent, as the case may be) and shall be binding on all successors and assigns of the Surviving Bank and Parent. In the event Parent or the Surviving Bank or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Bank assume the obligations set forth in this Section 5.6.

Section 5.7            Access to Properties and Records. To the extent permitted by law, the Bank will afford Parent and its authorized representatives (including legal counsel, investment bankers, accountants and consultants) access during normal business hours, to the properties, senior management personnel, books and records of the Bank in order that Parent may have full opportunity to make such reasonable investigation as it shall desire regarding the affairs of the Bank; provided, that such investigations shall be conducted in a manner so as not to unreasonably interfere with the operations of the Bank; and, provided, further, that no such investigation or the knowledge obtained as a result of such investigation shall affect in any way the representations and warranties of the Bank contained in this Agreement or limit in any way the right of Parent to make any claim under this Agreement. In the event of the termination of this Agreement, Parent and Merger Sub will return to the Bank all documents and other information obtained pursuant hereto, including all copies thereof, and will keep any information obtained pursuant to this Agreement confidential and will not use such information for any other purpose in accordance with Section 6.3 of this Agreement.

Section 5.8            Notice of Certain Events. The Bank will promptly give notice to Parent of the occurrence of any event or the failure of any event to occur that results in a breach of any representation or warranty by the Bank contained herein or a failure by the Bank to comply with any covenant, condition or agreement contained herein.

Section 5.9            Option Make-Whole Payments. Immediately prior to the Effective Time, the Bank shall pay to certain recipients of Bank Stock Options selected by the board of directors of the Bank (or the compensation committee thereof, as applicable) in its sole discretion an amount not to exceed in the aggregate $214,000, allocated among certain recipients thereof on a proportional basis as the board of directors of the Bank (or the compensation committee thereof, as applicable) shall determine in its sole discretion.

Section 5.10          Lease Modification. Prior to the Effective Time, the Bank shall enter into modifications of each of (a) that certain Lease Agreement, dated February 1, 2004, between the Bank, as tenant, and 2200 Post Oak, L.P., as landlord, and (b) that certain Lease Agreement, dated August 1, 2004, between the Bank, as tenant, and 2200 Post Oak, L.P., as landlord, pursuant to which the Surviving Bank will have the right to terminate each such lease agreement upon 90 days’ prior written notice to the landlord, such modifications to be reasonably acceptable in form and substance to Parent.

Section 5.11          Sale of Art. Notwithstanding anything to the contrary herein, the Bank shall be permitted to sell prior to the Effective Time any or all of its currently owned fine art to any Person it elects to sell to, including an affiliate of the Bank, provided that the purchase price for such art (a) equals or exceeds the greater of the current book value or the fair market value thereof, as determined by a reputable appraiser selected by the Bank, and (b) is paid in cash prior to the Effective Time.

Section 5.12          Interim Financial Statements. From time to time after the date hereof, the Bank will deliver to Parent copies of its internally prepared monthly financial statements (which shall include a balance sheet and a statement of income) and its quarterly call report for all periods after March 31, 2006 through the Closing Date (collectively, the “Bank Interim Financial  Statements”). The Bank Interim Financial Statements will be prepared on the same basis as the Bank Financial Statements and will present fairly in all material respects the financial position of the Bank as of such dates and for the periods then ended (subject to normal year-end audit adjustments consistent with prior periods).

Section 5.13          Bank Stock Options. Notwithstanding anything to the contrary herein, prior to the Effective Time the board of directors of the Bank (or the compensation committee thereof, as applicable) may, in its sole discretion, (a) elect to cause Bank Stock Options issued to certain holders prior to January 1, 2006 and representing up to 40,000 shares of Bank Stock to vest prior to the Effective Time (the “Vested Options”), (b) following the exercise, in whole or in part, of the Vested Options, pursuant to and in accordance with the terms of the Bank Option Plan and the terms of the applicable option agreements and in lieu of the delivery of shares of Bank Stock, cause the Bank to pay each holder of exercised Vested Options cash in an amount equal to the difference between the exercise price thereof and the fair market value of the Bank Stock subject to such Vested Option (the fair market value of which will not exceed $4.30 per share) as of the date of exercise multiplied by the number of shares of Bank Stock subject to such exercised Vested Option, and (c) issue new Bank Stock Options covering any or all of the unissued shares of Bank Stock subject to the Bank Option Plan pursuant to and in accordance with the terms of the Bank Option Plan (the “New Options”), in each case with an exercise price of not less than $4.30 per share of Bank Stock. Notwithstanding anything to the contrary herein, after the issuance of the New Options the total number of shares of Bank Stock subject to outstanding Bank Stock Options shall not exceed 793,651 shares. The parties acknowledge and agree that the board of directors of the Bank (or the compensation committee thereof, as applicable) will cause any option agreements evidencing New Options issued to Continuing Key Employees (as defined below) to provide that (x) in the event that the Continuing Key Employee’s employment with the Bank is terminated by the Bank for Cause (as defined in the applicable option agreement) or by the Continuing Key Employee for any reason other than Good Reason (as defined in the applicable option agreement), the Continuing Key Employee will have 90 days following the date of termination to exercise any vested and exercisable New Options, after which such New Options shall terminate and shall be forfeited, and (y) in the event that the Continuing Key Employee’s employment with the Bank is terminated by the Bank without Cause or by the Continuing Key Employee for Good Reason, the Continuing Key Employee will have until the second anniversary of the date of termination to exercise any vested and exercisable New Options, after which such New Options shall terminate and shall be forfeited. For purposes of this Section 5.13, the “Continuing Key Employees” are those persons identified as such on Schedule 5.13. The parties further acknowledge and agree that the board of directors of the Bank (or the compensation committee thereof, as applicable) will cause any New Options issued to persons other than Continuing Key Employees to provide that such New Options may, to the extent vested, be exercised by the holders thereof at any time prior to the tenth anniversary of the date such New Options are granted, regardless of whether the recipient thereof ceases to be employed by or otherwise affiliated with the Bank.

Section 5.14          Employment Agreements. Prior to the Effective Time, the Bank will use its reasonable efforts to enter into employment agreements, in substantially the form attached hereto as Exhibit B, with each of the employees of the Bank identified on Schedule 5.14.

ARTICLE VI
COVENANTS OF PARENT

Parent covenants and agrees with the Bank as follows:

Section 6.1            Reasonable Efforts. As promptly as practicable after the date hereof, but in no event later than 30 days after the date of this Agreement, Parent will form Merger Sub and, immediately thereafter, will cause Merger Sub to execute and deliver to the Bank the joinder to this Agreement in the form of Exhibit C hereto (the “Joinder”). Parent shall, and except where otherwise stated shall cause Merger Sub to, (i) with respect to Parent only, prepare and file all necessary applications with the Applicable Banking Authorities; (ii) take all reasonable action to aid and assist in the consummation of the Merger and the transactions contemplated hereby; (iii) use reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the matters contemplated by this Agreement, including such actions as are necessary, proper or advisable in connection with filing applications or notices with, or obtaining approvals from, all regulatory authorities having jurisdiction over the matters contemplated by this Agreement and the Merger, including any notices required to be filed with the Applicable Banking Authorities; (iv) deliver to the Bank, prior to filing, drafts of such governmental applications and notices and promptly deliver to the Bank, after such filing, a complete copy of such filings; and (v) use reasonable efforts to obtain or cause to be obtained consents of all third parties necessary to permit Parent and Merger Sub to consummate the transactions contemplated herein, including, without limitation, those listed on Schedule 4.13. All documents that Parent or Merger Sub are responsible for filing with any regulatory or governmental agency in connection with the Merger will comply in all material respects with the provisions of applicable law. Parent will promptly notify the Bank of any oral or written notice or action of any regulatory agency, and provide the Bank with a copy of any written communication sent by any regulatory agency, concerning or affecting the transactions contemplated by this Agreement.

Section 6.2            Information for Applications; Proxy Statement. To the extent permitted by applicable law, Parent will furnish the Bank with all information concerning Parent and, promptly following the Joinder Date, Merger Sub and their respective directors, officers and affiliates required for inclusion in, and shall cooperate with the Bank in connection with the preparation of, any application, statement or document to be made or filed by the Bank with any federal or state regulatory or supervisory authority in connection with the matters contemplated by this Agreement (the “Bank Applications”). Parent shall furnish all information concerning itself, and promptly following the Joinder Date, Merger Sub, and their respective affiliates that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement or that the Bank otherwise reasonably requests for inclusion in the proxy statement prepared by the Bank in connection with the meeting of the shareholders of the Bank in connection with the Merger (the “Proxy Statement”). If at any time prior to the Effective Time, any information relating to Parent, Merger Sub or any of their respective affiliates, officers or directors should be discovered by Parent that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, Parent shall promptly notify the Bank so that the Bank may, if appropriate, prepare an amendment or supplement to the Proxy Statement. All information concerning Parent and Merger Sub contained in the Bank Applications and the Proxy Statement shall, at the time such information is furnished, be true and correct in all material respects and not omit any material fact necessary in order to make its statements therein, in light of the circumstances in which they were made, not misleading; provided, that information as of a later date shall be deemed to modify information as of an earlier date.

Section 6.3            Confidentiality. Parent shall not (i) before or after the consummation or termination of this Agreement, directly or indirectly disclose any confidential information acquired from the Bank, either before or after the date of this Agreement, to any Person for any reason or purpose whatsoever, other than in connection with the regulatory notice and application process, or (ii) after termination of this Agreement pursuant to Section 7.1 hereof, use such information for its own purposes or for the benefit of any Person under any circumstances. All information furnished previously or currently by the Bank in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the Bank until consummation of the transactions contemplated hereby and, if such transactions shall not occur, Parent shall either destroy or return to the Bank all documents or other materials containing, reflecting or referring to such information, shall use its reasonable efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue indefinitely. In the event that this Agreement is terminated and the Merger is not consummated, for a period of two years from the date the Agreement is terminated, Parent agrees that it will not, and will cause Merger Sub not to, without the prior approval of the Bank, directly or indirectly solicit for employment or hire any person serving, as of the date of termination, as an employee or officer of the Bank; provided, however, that the foregoing shall not apply to the use of a general solicitation (such as an advertisement) not specifically directed to employees of the Bank.

Section 6.4            Operations.

(a)         From and after the date of this Agreement through the Effective Time, unless this Agreement is earlier terminated as provided in Section 7.1, each of Parent and Merger Sub shall, and Parent shall cause Merger Sub to: (i) subject to Section 6.4(b) below, conduct business in substantially the same manner as it has been previously conducted and in accordance with prudent business and banking practices, (ii) maintain and keep its properties in as good repair and condition as at present, except for deterioration due to ordinary wear and tear and damage due to casualty, (iii) perform all of its material obligations under contracts, leases and agreements relating to or affecting its assets, properties and business, except such obligations as it may in good faith dispute, (iv) use its reasonable efforts to maintain and preserve its business organizations and present employees, (v) comply with and perform all material obligations and duties imposed by all applicable laws, rules, regulations and orders, (vi) make no material alteration in the manner of maintaining its books, accounts or records, or in the accounting practices relating to its business, properties or assets, except with the prior written approval of the Bank, which shall not be unreasonably withheld, conditioned or delayed, and (vii) promptly give written notice to the Bank upon obtaining Knowledge of the occurrence of any event or the failure of any event to occur or the existence of any circumstance that would cause (A) a breach of any covenant, condition or agreement contained herein or (B) any of its representations or warranties to be untrue or misleading in any material respect.

(b)         Except as otherwise expressly permitted in this Agreement, prior to the Effective Time Parent and Merger Sub will not engage in any business activities or operations, purchase any properties or assets or incur any liabilities or obligations of any nature whatsoever, other than such activities and operations as are reasonably required in connection with the consummation of the transactions contemplated by this Agreement and that are fully disclosed to the Bank prior to the Effective Time. Neither Parent nor Merger Sub will, and Parent will not permit Merger Sub to, without the prior written consent of Bank, which shall not be unreasonably withheld, conditioned or delayed, at any time prior to the Effective Time (i) permit any amendment or change to be made to its organizational documents, (ii) take any action described or do any of the things listed in Section 4.10 hereof, (iii) enter into or amend any contract, agreement or other instrument of any of the types listed in Section 4.14 hereof, (iv) undertake any borrowings, (v) make any material change in its accounting methods or practices, (vi) take any action or fail to take any action that is reasonably likely to result in any of its representations and warranties contained in Article IV of this Agreement not being true and correct in all material respects at the Effective Time, (vii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, (viii) except as set forth on Schedule 6.4(b), issue any options or other rights to purchase shares of capital stock, restricted shares or other equity-based award with respect to shares of the capital stock of Parent or Merger Sub (whether such awards are settled in cash, stock or otherwise), or grant any Person any other rights to acquire shares of their capital stock, (ix) compromise and settle any pending or threatened litigation, (x) except as required by applicable law or the terms of any Parent Employee Plan as in effect on the date of this Agreement (A) make any general or individual wage or salary increase (including increases in directors’ or consultants’ fees), pay any bonus or institute any employee welfare, retirement or similar plan or arrangement, except periodic or merit raises, bonuses and allowances approved by executives of Parent or its Board of Directors in the ordinary course of business, (B) pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, severance, benefits or other rights of any employee of Parent or Merger Sub, except for payments in the ordinary course of business consistent with past practice, (C) other than in the ordinary course of business, grant any rights to severance or termination pay to, or enter into any employment, consulting or severance agreement with, any director, employee or independent contractor, or (D) establish, adopt, or become a party to any new employee benefit or compensation plan, program, commitment, agreement or arrangement or amend any existing Parent Employee Plan, (xi) except as set forth on Schedule 6.4(b), make individual capital expenditures of $100,000 or more, or $250,000 in the aggregate, (xii) split, combine, or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase, redeem or otherwise acquire any shares of the capital stock of Parent or Merger Sub, or any securities convertible into or exercisable for any shares of capital stock of Parent or Merger Sub, (xiii) sell, transfer, mortgage, encumber or otherwise dispose of any properties or assets to any Person or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practices, or (xiv) agree to do any of the foregoing.

(c)           Neither Parent nor Merger Sub shall knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 6.5            Offering of Parent Stock. The offering of the Stock Consideration by Parent in the Merger and any other offering of Parent Stock up to and including the Effective Time will be conducted by Parent in compliance with the requirements of all applicable federal and state securities laws. Parent will file all documents required to obtain, prior to the Effective Time, any permits or approvals from federal or state securities authorities that are necessary in order to obtain exemptions from the registration requirements of applicable state and federal securities laws, and will pay all expenses incident thereto and will use its reasonable efforts to obtain such permits and approvals.

Section 6.6            Standstill Provision. From the date hereof until the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII hereof, Parent shall not, and shall cause Merger Sub not to, together with each of their respective subsidiaries, directors, officers, agents or representatives, initiate, consider, solicit, facilitate or encourage any inquiries with respect to, or provide any information to, seek any information from or negotiate with any other party with respect to, any proposal that could reasonably be expected to lead to an Acquisition Transaction between Parent, or any subsidiary thereof, and any banking association other than the Bank.

Section 6.7            Access to Properties and Records. To the extent permitted by law, Parent will, and will cause Merger Sub to, afford the Bank and its authorized representatives (including legal counsel, investment bankers, accountants and consultants) access during normal business hours, to the properties, senior management personnel, books and records of Parent and Merger Sub in order that the Bank may have full opportunity to make such reasonable investigation as it shall desire regarding the affairs of Parent and Merger Sub; provided, that such investigations shall be conducted in a manner so as not to unreasonably interfere with the operations of Parent or Merger Sub; and provided, further, that no such investigation or the knowledge obtained as a result of such investigation shall affect in any way the representations and warranties of Parent and Merger Sub contained in this Agreement or limit in any way the right of the Bank to make any claim under this Agreement. In the event of the termination of this Agreement, the Bank will return to Parent all documents and other information obtained pursuant hereto, including all copies thereof, and will keep any information obtained pursuant to this Agreement confidential and will not use such information for any other purpose in accordance with Section 5.3 of this Agreement.

Section 6.8            Parent Stock; Shareholders’ Agreements.

(a)             Parent will not issue any shares of its capital stock other than Parent Stock on or before the Effective Time. Parent will, upon the Bank’s request, from time to time provide the Bank with a written summary of any issuances of Parent Stock made on or before the Effective Time and will, at least three business days prior to the Effective Time, provide the Bank with an updated and complete shareholder list.

(b)             Without the prior written consent of the Bank, at no time prior to and including the Effective Time will Parent enter into any shareholders’ agreement, investment agreement or similar agreement with any Person granting any such Person any special rights, or rights not otherwise applicable to all other shareholders of Parent, as a shareholder of Parent.

Section 6.9            Notice of Certain Events. Parent will promptly give notice to the Bank of the occurrence of any event or the failure of any event to occur that results in a breach of any representation or warranty by Parent or Merger Sub contained herein or a failure by Parent or Merger Sub to comply with any covenant, condition or agreement contained herein.

Section 6.10          Parent Benefit Plans.

(a)           From and after the Effective Time, Parent shall provide, or cause the Surviving Bank to provide, to employees of the Bank (to the extent that, after the Effective Time,

they remain employees of the Surviving Bank) (such Employees, the “Affected Employees”) compensation and benefits that are substantially comparable in nature and amount to those they receive from the Bank prior to the Effective Time; provided however, that the foregoing shall not apply to any equity-based or referenced compensation or awards, bonus or similar incentive compensation. Notwithstanding the foregoing, nothing contained herein shall obligate Parent, the Surviving Bank or any of their affiliates to maintain any particular Bank Employee Plan or retain the employment of any Affected Employee.

(b)        Each Affected Employee shall receive credit for his or her service with the Bank (and its predecessors) before the Effective Time under the employee benefit plans of Parent and its affiliates providing benefits to any Affected Employees after the Effective Time (the “New Plans”) for purposes of eligibility and vesting; provided, however, such service need not be credited to the extent (i) it would result in a duplication of benefits or for benefit accrual under defined benefit plans or (ii) is prohibited by applicable law. In addition, and without limiting the generality of the foregoing, except as prohibited by applicable law. at the Effective Time, each Affected Employee immediately shall be eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar or comparable Bank Employee Plans in which such Affected Employee participated immediately before the Effective Time.

(c)        Nothing expressed or implied in this Section 6.10 shall confer upon any current or former employee of Bank, or upon any collective bargaining agent, any rights or remedies, including any third party beneficiary rights or any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

Section 6.11          Interim Financial Statements. From time to time after the date hereof, Parent will deliver to Bank copies of its internally prepared consolidated monthly financial statements (which shall include a balance sheet and a statement of income) for all periods after March 31, 2006 through the Closing Date (collectively, the “Parent Interim Financial Statements”). The Parent Interim Financial Statements will be prepared on the same basis as the Parent Financial Statements and will present fairly in all material respects the consolidated financial position of Parent and Merger Sub as of such dates and for the periods then ended (subject to normal year-end audit adjustments consistent with prior periods).

Section 6.12          Use of the Redstone Name. Effective upon the Closing Date, the Bank will cause The Redstone Companies, L.P. to grant to the Surviving Bank a nonexclusive, nontransferable, royalty-free license, without right to sublicense, to use, solely in the Surviving Bank’s business (as it is currently conducted by the Bank), any and all the trademarks, service marks and trade names currently used by the Bank but registered or otherwise owned by The Redstone Companies, L.P., including, without limitation, the names “Redstone Bank” and “Redstone Bank, N.A.” (the “Redstone Marks”), for a period of twelve months from the Closing Date (the “License Period”). Parent shall cause the Surviving Bank to (a) cease to use the name Redstone Bank or any of the other Redstone Marks prior to the expiration of the License Period, and will amend its organizational documents as necessary to comply with this Section 6.12(a), and (b) promptly replace or remove Redstone Marks on inventory, advertising materials and other assets no later than the end of the License Period. The nature and quality of all uses of the Redstone Marks by the Surviving Bank shall conform to the Bank’s existing quality standards.

Section 6.13        Governance Matters.

(a)        Immediately following the Effective Time, Parent shall cause the board of directors of Parent to consist of nine members and shall cause the board of directors of the Surviving Bank to consist of nine members. To the extent permitted by applicable law, Parent will cause each of David C. Shindeldecker, David L. Solomon, Steven D. Lerner and a fourth person to be selected by the Shareholder Representative prior to the Effective Time (the “Bank  Nominees”) to be elected or appointed as directors of Parent and the Surviving Bank immediately after the Effective Time.

(b)        So long as the former shareholders of the Bank own, in the aggregate, at least 20% of the fully diluted outstanding shares of Parent Stock, Parent’s and the Surviving Bank’s governance and nominating committees (or any other committee exercising a similar function) shall recommend to the board of directors of Parent and the board of directors of the Surviving Bank, as the case may be, that four Bank Nominees be included in the slate of nominees recommended by the board of directors of Parent or the Surviving Bank, as the case may be, to the shareholders of Parent or Surviving Bank, as the case may be, for election as a director at each annual meeting of shareholders of Parent or the Surviving Bank, as the case may be, at which such person’s term expires.

(c)        If any of the Bank Nominees shall cease to serve as a director for any reason, the board of directors of each of Parent and the Surviving Bank will use its commercially reasonable efforts to take all action required to fill the vacancy resulting therefrom with a person designated by the Shareholder Representative, subject to satisfaction of all legal and governance requirements regarding service as a director of Parent or the Surviving Bank. Upon becoming a director, such person shall be treated as a Bank Nominee for purposes of this Agreement.

(d)        So long as at least one Bank Nominee serves on the board of directors of Parent or the Surviving Bank, each committee of the board of directors of Parent or the Surviving Bank, respectively, shall include at least one Bank Nominee (with the exception of the audit committee).

Section 6.14        Parent Option Plan.

(a)           Attached hereto as Exhibit D is the Green Bancorp, Inc. 2006 Stock Option Plan (the “Parent Option Plan”) as in effect as of the date hereof. Parent covenants and agrees that it will not amend or modify in any manner whatsoever the terms of the Parent Option Plan prior to the Effective Time without the prior written consent of the Bank.

(b)           Immediately prior to the Effective Time, the Parent Option Plan will have that number of shares subject to it that represents the lesser of (i) 450,000 shares of common stock of Parent or (ii) 15% of the fully diluted outstanding shares of common stock of Parent (prior to the Effective Time). Not more than 135,000 shares of common stock of Parent will be unallocated at the Effective Time (including as a reserve for future hires).

ARTICLE VII
TERMINATION

Section 7.1          Termination.

(a)           This Agreement may be terminated at any time prior to the Effective Time (whether before or after the adoption of this Agreement by the shareholders of the Bank) upon the mutual written consent of Parent and the Bank.

(b)           This Agreement may be terminated by action of the Board of Directors of Parent or the Board of Directors of the Bank (whether before or after the adoption of this Agreement by the shareholders of the Bank) at any time prior to the Effective Time if:

(i)            any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall be final and non-appealable; or

(ii)           the Effective Time shall not have occurred on or before the day that is 180 calendar days after the date of this Agreement or such later date as shall have been approved in writing by the Boards of Directors of Parent and the Bank; provided, that the Bank may not terminate this Agreement prior to the 270th calendar day after the date of this Agreement if the sole reason that the Effective Time has not occurred prior to such time is the failure of Parent to be approved as a registered bank holding company; provided, further, that the right to terminate under this Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the failure of the Effective Time to occur on or before such date;

(iii)          any of the transactions contemplated by this Agreement are denied by any regulatory authority (including any Applicable Banking Authority) whose approval is required to consummate the Merger and such denial is final and unappealable; or

(iv)          if any order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and unappealable.

(c)           This Agreement may be terminated at any time prior to the Effective Time by the action the Bank (whether before or after the approval of this Agreement by the shareholders of the Bank) if (i) Parent shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement and such breach is not curable or, if curable, is not cured within 30 days after written notice is given by the Bank to Parent, or if any of the representations or warranties of Parent and Merger Sub contained herein shall be untrue, or inaccurate, resulting in a Material Adverse Effect with respect to Parent or Merger Sub, or (ii) there shall have occurred after the date hereof any event, condition or circumstance that individually or in the aggregate has a Material Adverse Effect with respect to Parent and Merger Sub, taken as a whole.

(d)           This Agreement may be terminated at any time prior to the Effective Time by Parent if (i) the Bank shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement and such breach is not curable or, if curable, is not cured within 30 days after written notice is given by Parent to the Bank, or if any of the representations or warranties of the Bank contained herein shall be untrue, or inaccurate, resulting in a Material Adverse Effect with respect to the Bank, or (ii) there shall have occurred after the date hereof any event, condition or circumstance that individually or in the aggregate has a Material Adverse Effect with respect to the Bank

Section 7.2            Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and, except as otherwise provided herein, there shall be no monetary liability hereunder on the part of any party hereto (including no monetary liability hereunder in the event of termination pursuant to Section 7.1); provided, however, that (a) Section 5.3, Section 6.3, Article XI, Section 12.1, Section 12.3, Section 12.8 and Section 12.13 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) nothing herein shall relieve the parties from liability for any willful or reckless breach of any of their respective representations or warranties set forth in this Agreement prior to such termination or any party from liability for any breach of any of its covenants or agreements set forth in this Agreement prior to such termination.

ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF THE BANK

The obligations of the Bank under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived in writing by the Bank in its sole discretion:

Section 8.1            Compliance with Representations and Covenants.

(a)         The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct in all material respects when made and (except for those representations and warranties specifically stated to be made only as of a specified date) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (without giving effect to any limitation or qualification as to Material Adverse Effect or “materiality” (including the word “material”) set forth therein). The Bank shall have received a certificate of the Chief Executive Officer of each of Parent and Merger Sub to such effect, dated as of the Closing Date.

(b)         Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Parent or Merger Sub on or prior to the Closing Date. The Bank shall have received a certificate of the Chief Executive Officer of Parent and Merger Sub to such effect, dated as of the Closing Date.

Section 8.2            Material Adverse Effect. Prior to the Closing Date, there shall not have occurred any Material Adverse Effect with respect to Parent or Merger Sub, nor shall any event have occurred that, with the lapse of time, is reasonably likely to cause or create any Material Adverse Effect with respect to Parent or Merger Sub. The Bank shall have received a certificate to the foregoing effect executed by the Chief Executive Officer of each of Parent and Merger Sub dated as of the Closing Date.

Section 8.3          Minimum Capital Requirement. The Parent Tangible Common Equity shall be not less than $29,000,000 immediately prior to the Effective Time. In connection therewith, Parent shall demonstrate to the Bank, to the Bank’s satisfaction, that Parent has complied with the foregoing condition and shall provide access to such personnel and documents of Parent as is reasonably necessary in order for the Bank to verify satisfaction of such condition. If any dispute shall arise between the Bank and Parent regarding the determination of the amount of Parent Tangible Common Equity, KPMG LLP, certified public accountants, or such other accounting firm as the Bank and Parent shall mutually select (the “Accounting Firm”), shall on the Closing Date resolve disputes relating to the application of GAAP and such resolution shall be final and binding on the Bank and Parent. The Bank shall have received from the Accounting Firm a report, dated the Closing Date, and based upon procedures stated in such report and approved by the Bank and Parent, approval of such procedures not to be unreasonably withheld, detailing such procedures and providing written findings as to the amount of the Parent Tangible Common Equity and that the amount of Parent Tangible Common Equity has been determined in accordance with this Section 8.3.

Section 8.4            Regulatory Approvals. The parties shall have received the approval, or waiver or approval, of the transactions contemplated by this Agreement from all Governmental Authorities and Applicable Banking Authorities, including, without limitation, the approval of the charter of Merger Sub as an interim national bank and the approval of Parent as a registered bank holding company by the Applicable Banking Authorities, and any regulatory agency whose approval must be received in order to consummate the Merger, which approvals shall not impose any restrictions on the operations of Parent or the Surviving Bank that are not reasonably acceptable to the Bank.

Section 8.5            No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or any other governmental body and shall remain in effect, there shall not be any legal proceeding pending or threatened that would be reasonably likely to prevent the consummation of the Merger and there shall not be any law or other legal requirement enacted, promulgated, adopted or deemed applicable to the Merger that makes consummation of the Merger illegal.

Section 8.6            Consents and Approvals. All material consents, approvals, waivers and other assurances (including, without limitation, those listed on Schedule 4.13) from all nongovernmental third parties that are required to be obtained under the terms of any contract, agreement or instrument to which Parent or Merger Sub is a party or by which any of their respective properties is bound in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of Parent or Merger Sub shall have been obtained, and the Bank shall have received evidence thereof in form and substance satisfactory to the Bank.

Section 8.7            Employment Agreements. Each of Manuel J. Mehos and Robert New shall have delivered an executed counterpart of an employment agreement with Merger Sub, substantially in the form attached hereto as Exhibit E.

Section 8.8            D&O Insurance. Parent and Merger Sub will have obtained and have in full force and effect a directors’ and officers’ liability insurance policy that provides at least as much coverage as the Bank’s existing directors’ and officers’ liability insurance policy.

Section 8.9            Tax Opinion. The Bank shall have received an opinion of Locke Liddell & Sapp LLP, dated the Closing Date, and based on facts, representations and assumptions set forth or referred to in such opinion, to the effect that the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Locke Liddell & Sapp LLP will be entitled to receive and rely upon customary certificates and representations of officers of Parent, Merger Sub and the Bank.

ARTICLE IX
CONDITIONS TO OBLIGATIONS OF PARENT

The obligations of Parent under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived in writing by Parent in its sole discretion:

Section 9.1            Compliance with Representations and Covenants.

(a)         The representations and warranties of the Bank contained in this Agreement shall have been true and correct in all material respects when made and (except for those representations and warranties specifically stated to be made only as of a specific date) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (without giving effect to any limitation or qualification as to Material Adverse Effect or “materiality” (including the word “material”) set forth therein). Parent shall have received a certificate of the President of the Bank to such effect dated as of the Closing Date.

(b)         The Bank shall have performed or complied in all materials respects with all agreements and covenants required by this Agreement to be performed or complied with by the Bank on or prior to the Closing Date. Parent shall have received a certificate of the President of the Bank to such effect dated as of the Closing Date.

Section 9.2            Material Adverse Effect. Prior to the Closing Date, there shall not have occurred any Material Adverse Effect with respect to the Bank, nor shall any event have occurred that, with the lapse of time, is reasonably likely to cause or create any Material Adverse Effect with respect to the Bank. Parent shall have received a certificate to the foregoing effect executed by the President of the Bank and dated as of the Closing Date.

Section 9.3            Regulatory Approvals. The parties shall have received the approval, or waiver or approval, of the transactions contemplated by this Agreement from all Governmental Authorities and Applicable Banking Authorities, including, without limitation, the approval of the charter of Merger Sub as an interim national bank and the approval of Parent as a registered bank holding company by the Applicable Banking Authorities, and any regulatory agency whose approval must be received in order to consummate the Merger, which approvals shall not impose any restrictions on the operations of Parent or the Surviving Bank that are not reasonably acceptable to Parent.

Section 9.4            No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or any other governmental body and shall remain in effect, there shall not be any legal proceeding pending or threatened that would be reasonably likely to prevent the consummation of the Merger and there shall not be any law or other legal requirement enacted, promulgated, adopted or deemed applicable to the Merger that makes consummation of the Merger illegal.

Section 9.5            Consents and Approvals. All material consents, approvals, waivers and other assurances from all non-governmental third parties that are required to be obtained under the terms of any contract, agreement or instrument to which the Bank is a party or by which any of its properties is bound in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of the Bank shall have been obtained, and Parent shall have received evidence thereof in form and substance satisfactory to Parent.

ARTICLE X
[INTENTIONALLY OMITTED]

ARTICLE XI
SURVIVAL

Section 11.1          Survival.

(a)         All of the representations and warranties of the parties contained in this Agreement shall survive until the Closing. Notwithstanding the foregoing, however, the representations and warranties of the shareholders of the Bank contained in the Letters of Transmittal and the liability of the parties for claims based on fraud shall survive the consummation of the Merger for the maximum period permitted by applicable law.

(b)         The covenants and agreements of the parties contained in this Agreement shall not survive the Effective Time unless expressly stated in this Agreement.

ARTICLE XII
MISCELLANEOUS

Section 12.1          Expenses. Whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Parent shall be responsible for and shall pay all filing fees, trustee fees and expenses and blue sky fees and expenses, if any. All legal, accounting or other fees and expenses of the Bank will be expensed and fully accrued on the books of the Bank prior to the Effective Time. The expenses of separate counsel to any shareholder of the Bank shall be borne by such shareholder and not borne or reimbursed by the Bank.

Section 12.2                             Notices. Any notice given hereunder shall be in writing and shall be delivered in person or mailed by first class mail, postage prepaid or sent by facsimile, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to Parent:

Green Bancorp, Inc.

4119 Montrose, Suite 410

Houston, Texas 77006

Attention: Manuel J. Mehos

Fax: (713) 275-8228

With a copy to:

Wylie Law Firm

4119 Montrose, Suite 400

Houston, Texas 77006

Attention: Catherine Wylie

Fax: (713) 275-8239

If to the Bank:

Prior to Closing:

Redstone Bank, N.A.

109 North Post Oak Lane, Suite 200

Houston, Texas 77024

Attention: David C. Shindeldecker

Fax: (713) 266-1800

Subsequent to Closing:

David C. Shindeldecker

109 North Post Oak Lane, Suite 200

Houston, Texas 77024

Fax: (713) 266-1800

With a copy to:

Locke Liddell & Sapp LLP

3400 Chase Tower

600 Travis

Houston, Texas 77002

Attention: Donald E. Wood

Fax: (713) 229-2517

All notices sent by mail as provided above shall be deemed delivered five (5) days after deposit in the mail. All notices sent by facsimile or courier as provided above shall be deemed delivered one day after being sent. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided.

Section 12.3          Controlling Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PRINCIPLE OR RULE.

Section 12.4          Headings. The table of contents, headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

Section 12.5          Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Bank. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 12.6          Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 12.7          Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force; provided, that the purpose of the Agreement can be effected. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

Section 12.8        Entire Agreement. All understandings and agreements heretofore made between the parties hereto are merged in this Agreement, including the exhibits and schedules delivered pursuant hereto, which (together with any agreements executed by the parties hereto contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.

Section 12.9        Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

Section 12.10      Assignment; Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, trustees, administrators, guardians, successors and permitted assigns, but shall not be assigned by any party without the prior written consent of the other parties.

Section 12.11      Gender; Plurals. Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires. Defined terms may be used in either the singular or plural form as indicated by the applicable syntax, but the meaning of which shall not be affected thereby.

Section 12.12      Publicity. Subject to written advice of counsel with respect to legal requirements relating to public disclosure of matters related to the matters contemplated by this Agreement, the timing and content of any announcements, press releases or other public statements (whether written or oral) concerning this Agreement or the Merger will occur upon, and be determined by, the mutual consent of Parent and the Bank.

Section 12.13      No Third Party Beneficiaries. Except as set forth in Section 5.6, nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided, however, that with respect to Sections 6.10, 6.12 and 6.13, the Shareholder Representative shall have the sole and exclusive right to enforce such covenants and agreements against Parent, the Surviving Bank and their respective successors and assigns.

Section 12.14       Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words

“without limitation.” No provision of this Agreement shall be construed to require any party hereto or their respective affiliates to take any action which would violate applicable law, (whether statutory or common law), rule or regulation.

Section 12.15      Certain Definitions. The following terms shall have the meanings ascribed to them for all purposes of this Agreement:

(a)        Applicable Banking Authorities. As used herein, the term “Applicable Banking Authorities” means all state or federal governmental authorities having jurisdiction over the entity in question.

(b)        Governmental Authority. As used herein, the term “Governmental Authority” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

(c)        Knowledge. As used herein with respect to Parent or Merger Sub, “Knowledge” or “Know” means the actual knowledge, after due inquiry, of Manuel J. Mehos. As used herein with respect to the Bank, “Knowledge” or “Know” means the actual knowledge, after due inquiry, of David C. Shindeldecker and John P. Durie.

(d)        Material Adverse Effect. As used herein, the term “Material Adverse Effect” shall mean, with respect to any party, any effect that is material and adverse to the consolidated financial condition, assets, deposits, results of operations, earnings, business, prospects or cash flows of that party, taken as a whole, or that prevents any party from consummating the Merger. Material Adverse Effect shall not, however, be deemed to include any effect on the referenced party that is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries, (B) changes in GAAP that are generally applicable to the banking or savings industries, (C) changes in interest rates, (D) actions or omissions of a party taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby or (D) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States.

(e)        Person. As used herein, the term “Person” shall have the meaning specified in Section 3(a)(9) and 13(d)(3) of the Exchange Act.

(f)        Shareholder Representative. As used herein, the term “Shareholder Representative” means David C. Shindeldecker; or, if David C. Shindeldecker shall be unable or unwilling to serve as such, Steven D. Lerner; or, if neither is able or willing to serve as such, such person as is selected by the vote of a majority in interest of the former shareholders of the Bank who are, as of the date of such meeting, shareholders Parent, at a meeting of the same called by Parent (at the request of any such shareholders) in the same manner as a special meeting of the shareholders of Parent would be called pursuant to the terms of the organizational documents of Parent and the Texas Business Corporation Act.

(g)        Smaller Shareholders. As used herein, the term “Smaller Shareholder” means a shareholder of the Bank who holds fewer than 30,000 shares of Bank Stock.

(h)        Incorporation by Reference. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth at the point referred to in the Agreement.

[Remainder of page intentionally left blank — signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

GREEN BANCORP, INC.

By:	/s/ Manuel J. Mehos
Name:	Manuel J. Mehos
Title:	Chairman and CEO

REDSTONE BANK, NATIONAL ASSOCIATION

By:	/s/ David C. Shindeldecker
Name:	David C. Shindeldecker
Title:	Chairman, President and CEO

AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF REORGANIZATION

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF REORGANIZATION (this “Amendment”) is entered into effective as of August 18, 2006, by and between Green Bancorp, Inc., a Texas corporation (“Parent”), and Redstone Bank, National Association, a national banking association (the “Bank”).

WHEREAS, Parent and the Bank entered into that certain Agreement and Plan of Reorganization, dated as of June 28, 2006 (the “Merger Agreement”).

WHEREAS, Parent and the Bank now wish to amend certain provisions of the Merger Agreement as set forth in more detail herein.

WHEREAS, Section 12.5 of the Merger Agreement provides that the Merger Agreement may be amended by the parties thereto, by action taken or authorized by their respective Board of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Bank.

WHEREAS, the Board of Directors of the Bank plans to present the Merger Agreement, as amended hereby, to the shareholders of the Bank for approval at a special meeting of shareholders to be held on Tuesday, September 19, 2006.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.             Amendment — Section 2.3(b) of the Merger Agreement. Section 2.3(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(b) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, all shares of Bank Stock held by each Smaller Shareholder shall be converted into the right to receive either, as elected in the sole discretion of each such Smaller Shareholder (such election to be made in writing and delivered to the Bank at least five (5) business days before the Closing and subject to the limitations described below), (i) cash in an amount equal to the Per Share Cash Consideration multiplied by the number of shares of Bank Stock held by such Smaller Shareholder (each Smaller Shareholder that elects to receive cash being referred to herein as a “Cash Electing Shareholder”) or (ii) the right to receive shares of Parent Stock, the number of which shall be determined by multiplying the number of shares of Bank Stock held by a Smaller Shareholder as of the Effective Time by the Exchange Ratio; provided, that if the Bank does not receive a written election from a Smaller Shareholder in accordance with the provisions of this Agreement, such Smaller Shareholder shall

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be deemed to have elected to receive cash in exchange for such Smaller Shareholder’s shares of Bank Stock. Notwithstanding anything to the contrary in this Section 2.3(b), a Smaller Shareholder shall not have the right to elect to receive (or be deemed to have elected to receive) Cash Consideration if, after giving effect to such election or deemed election (and all other elections or deemed elections made prior to such Smaller Shareholder’s election or deemed election), the aggregate number of shares of Bank Stock held by Cash Electing Shareholders would equal or exceed 1,100,000 shares, and all shares of Bank Stock held by any such Smaller Shareholder shall be converted into and exchanged solely for Stock Consideration. Elections made by Cash Electing Shareholders will be honored in the order in which they are received by the Bank. As a result, if a Smaller Shareholder elects to receive (or is deemed to have elected to receive) Cash Consideration but the maximum number of shares (i.e. 1,100,000 shares) have already been allocated Cash Consideration, then, notwithstanding such Smaller Shareholders’ election, he or she will receive solely Stock Consideration. To the extent that the Bank does not receive affirmative elections from all Smaller Shareholders and elections to receive Cash Consideration have not been received for all of the 1,100,000 eligible shares of Bank Stock, then the Bank shall determine which non-electing Smaller Shareholders will receive Cash Consideration (up to the 1,100,000 share maximum) by reference to the number of shares of Bank Stock owned by all non-electing Smaller Shareholders, with the non-electing Smaller Shareholders who own the fewest number of shares of Bank Stock being selected first. In the event that a number of non-electing Smaller Shareholders own the same number of shares of Bank Stock and not all such Smaller Shareholders can receive Cash Consideration, the Bank will randomly determine by whatever means it chooses which of such Smaller Shareholders shall receive Cash Consideration. Each Smaller Shareholder who elects or is deemed to elect to receive Parent Stock in exchange for such Smaller Shareholder’s shares of Bank Stock will be required, as a condition to receiving such consideration, to agree to be bound by the terms of a voting agreement, substantially in the form attached hereto as Exhibit A (a “Voting Agreement”), with respect to all shares of Parent Stock received as Merger Consideration.”

2.             Amendment — First Sentence of Section 6.13(a) of the Merger Agreement. The first sentence of Section 6.13(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Immediately following the Effective Time, Parent shall cause the board of directors of Parent to consist of thirteen (13) members and shall cause the board of directors of the Surviving Bank to consist of fourteen (14) members.”

3.              Amendment — Section 8.7 of the Merger Agreement. Section 8.7 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

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“Section 8.7 Employment Agreements. Each of Manuel J. Mehos and Robert V. New, Jr. shall have delivered an executed counterpart of an employment agreement with Parent, substantially in the form attached hereto as Exhibit E.”

4.             Ratification. Except as expressly amended by this Amendment, the Merger Agreement and the exhibits and schedules attached thereto shall remain in full force and effect. None of the rights, interests and obligations existing and to exist under the Merger Agreement are hereby released, diminished or impaired, and the parties hereby reaffirm all covenants, representations and warranties in the Merger Agreement.

5.             Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

6.             Execution in Counterparts. For the convenience of the parties, this Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.             Effectiveness. This Amendment shall become effective on the date hereof.

8.             Descriptive Headings. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

9.             Controlling Law. THIS AMENDMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PRINCIPLE OR RULE.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed effective as of the date first above written.

GREEN BANCORP INC.

By:	/s/ Manuel J. Mehos
Manuel J. Mehos
Chairman and Chief Executive Officer

REDSTONE BANK, NATIONAL ASSOCIATION

By:	/s/ David C. Shindeldecker
David C. Shindeldecker
Chairman, Chief Executive Officer and President

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